UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMERICOLD REALTY TRUST

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To Our Fellow Shareholders:
We are very proud of our 2019 results, which reflect the continuation of our strategy to drive long-term cash flow growth and shareholder value. We drove organic growth in our existing business, completed over $1.4 billion of strategic acquisitions and developed new, advanced temperature-controlled warehouses.

Our core business remains extremely strong, which highlights the effectiveness of the Americold Operating System. For 2019, we grew total revenue by 11.2% and total company NOI by 17.9%, which was driven by growth in warehouse segment revenue and NOI of 17.0% and 19.5%, respectively. This robust growth came from our recent acquisitions as well as organic growth. Our global warehouse same-store pool delivered total revenue growth and NOI growth of 3.5% and 5.1%, respectively, on a constant currency basis, which was consistent with our guidance laid out at the start of the year. Further, the 160 basis points of NOI growth in excess of our revenue growth is proof that our platform is designed to create value.
In addition to the power of our internal platform, we have long said that Americold has an opportunity to be a consolidator in the fragmented temperature-controlled warehouse space. In 2019, we acquired 27 facilities, which added approximately 170 million cubic feet to our portfolio. In February, we announced the acquisition of Portfresh Holdings, LLC, a single facility and development land parcel in Savannah, Georgia. In May, we closed on the acquisition of Cloverleaf Cold Storage, a 22-facility portfolio that was previously the fifth largest cold storage operator in the US. At the same time, we acquired Lanier Cold Storage, a two-facility, protein-focused operator outside of Atlanta. Finally, in November, we completed the acquisition of MHW Group, a two-facility operator in Chambersburg, Pennsylvania and Perryville, Maryland.
And this tremendous growth has continued into the new year. In January 2020, we completed nearly $313.1 million of additional acquisitions, which consisted of Newport Cold, a single facility in St. Paul, Minnesota, and Nova Cold Logistics, a portfolio of four facilities in Canada. For all of these transactions, we are focused on implementing our commercial business practices to drive revenue growth and rolling out the Americold Operating System to realize efficiency gains. In addition, in February we formed a strategic joint venture to acquire a 15% interest in SuperFrio, a Brazil based temperature-controlled storage operator for approximately $26.5 million US dollars. SuperFrio is a best-in-class, professionally-managed operator in the Brazilian market, with 16 locations, totaling 35 million cubic feet. Brazil is a key player in the global food chain and we believe this opportunity represents an attractive entry point into a high consumption market. Americold will co-invest at our pro-rata share as Superfrio executes on its growth plan and we have the option to buy the remainder of the Company starting in 2023.
From a development standpoint, we have been extremely active as we seek to grow our footprint. Concurrently with the announcement of our acquisition of PortFresh in Savannah, we announced that we would construct a 15 million cubic foot facility on the development parcel. Additionally, in April, we announced our plan to expand our capacity at our Atlanta major market campus by approximately 50%, for a total investment of up to $136 million. We delivered our state-of-the-art expansion project in Chicago at the end of the second quarter 2019. Finally, we delivered the three smaller development projects we acquired with the acquisition of Cloverleaf at the end of 2019 and early in 2020. We remain focused on ramping these projects to stabilization.
Also after the close of the year, we announced that we intend to add 4.6 million cubic feet to our existing facility in Auckland, New Zealand, which will be anchored by one of our large customers in the region. This development project is expected to cost approximately $42 million US dollars and construction is targeted to begin in the second quarter of 2020.
Underpinning this strong growth is our low-levered balance sheet and our steadfast commitment to being good stewards of capital. Throughout the year, we proactively raised capital to fund acquisitions and development, with forward components where possible. We issued private placement debt and now benefit from multiple investment-grade credit ratings, which further reduced our cost of capital. We completed the transition of our shareholder base from our legacy sponsors and increased our float through a successful secondary offering. Finally, we put in place an “At The Market” stock offering program.

We also remain highly focused on environmental, social and governance related (“ESG”) matters. As an organization, we serve the public good by maintaining the integrity of the food supply chain and reducing waste. We are committed to doing so in a sustainable way as we seek to reduce energy consumption and our impact on the environment. To that end, 132, or 77%, of our facilities had Gold and Silver certifications as defined by the Global Cold Chain Alliance’s Energy Excellence Recognition Program in 2019. This is up from 56 sites in 2018. We also continue to lead the industry with our Associate safety programs, having completed our fifth consecutive year of incidence reduction at our facilities. Further, we continue to support charities that are important to Americold and its Associates, including Feed the Children, HeroBox, and Breast Cancer Awareness. Lastly, we continued to refine our employee programs, aimed at reducing turnover and making Americold an employer of choice in our industry.
As we move through 2020 and beyond, even during this period of unprecedented uncertainly due to COVID-19, we believe that market conditions remain attractive and supportive of our strategy. Each day, frozen and refrigerated food destined for grocery stores, restaurants and other outlets flow through our global infrastructure. Although what and where the world eats may evolve in the wake of COVID-19, Americold continues to execute an efficient and proven strategy to provide consistent, reliable access to temperature-controlled food around the world. In closing, we thank our customers who partner with us on their temperature-controlled supply chain needs, and we are proud to be an integral part of the infrastructure that services our customers. We thank our Associates who contributed to our strong 2019 results, and who are working hard during this stressful and uncertain time to ensure that our supply chains are not disrupted. We thank our board for their ongoing counsel and continued support. Finally, we thank our shareholders for entrusting us with their capital.
Sincerely,
Fred W. Boehler
Chief Executive Officer, President and Trustee
April 10, 2020

AMERICOLD REALTY TRUST
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 27, 2020
____________________________
The 2020 ANNUAL MEETING of the shareholders of Americold Realty Trust, a Maryland real estate investment trust (the “Company”), will be held at the St. Regis Atlanta Hotel, 88 West Paces Ferry Road, Atlanta, GA 30305 on May 27, 2020 at 10:00 a.m. for the following purposes:

1.	To elect nine Trustees to serve as members of the Board of Trustees (the “Board”) until the Annual Meeting of Shareholders to be held in 2021 and until their successors are duly elected and qualified;

2.	To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers;
3.    To approve the Americold Realty Trust 2020 Employee Stock Purchase Plan;
4.    To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020; and
5.    To transact such other business as may properly come before the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Shareholders.
The Board has fixed the close of business on April 1, 2020 as the record date for the Annual Meeting. Only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting. While we intend to hold our Annual Meeting in person, we are closely monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns of our shareholders and restrictions or protocols that various governments or agencies may impose. Should it prove impossible or inadvisable to hold our Annual Meeting in person, we will announce alternative arrangements, which may include holding the meeting solely by means of remote communication, as promptly as practicable. Please monitor our website at www.americold.com for updated information. Regardless of how the meeting is held, we encourage you to vote your shares by proxy prior to the meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Trustees
James C. Snyder, Jr.
Secretary

Atlanta, Georgia
April 10, 2020

Please Complete and Return Your Signed Proxy Card

Proxy Summary
This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:    Annual Meeting of Shareholders    Record Date:    April 1, 2020
Date:    Wednesday, May 27, 2020        Time:        10:00 a.m. Eastern Daylight Time
Location:    St. Regis Atlanta Hotel
88 West Paces Ferry Road
Atlanta, GA 30305

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations
Item to be voted on:                                    Board Recommendation:
Proposal 1: Election of Nine Trustee Nominees                        FOR each nominee
Proposal 2: Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)        FOR
Proposal 3: Approval of the Americold Realty Trust 2020 Employee Stock Purchase Plan        FOR
Proposal 4: Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2020    FOR

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see “Proposal 1: Election of Trustees.”

Trustee Nominees

				Board Experience
Name	Age	Trustee Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	Company Senior Leadership
Fred W. Boehler	52	2015				✓	✓	✓	✓
George J. Alburger, Jr.	72	2010	✓	✓	✓	✓	✓		✓
Kelly H. Barrett	55	2019	✓	✓	✓	✓	✓		✓
Antonio F. Fernandez	60	2019	✓	✓		✓	✓	✓	✓
James R. Heistand	68	2018	✓	✓	✓	✓	✓		✓
Michelle M. MacKay	53	2018	✓	✓	✓	✓	✓		✓
David J. Neithercut	64	2019	✓	✓	✓	✓	✓		✓
Mark R. Patterson	59	2018	✓	✓	✓	✓	✓		✓
Andrew P. Power	40	2018	✓	✓	✓	✓	✓		✓

Performance Highlights:
•Revenue increased 11.2% over prior year

•	Total Shareholder Return (including dividends) (“TSR”) of 41.1% in 2019

•	Acquired 27 additional facilities, adding approximately 170 million cubic feet of warehouse space
Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•Incentive compensation aligned with long-term interests of shareholders
•Mix of long-term equity incentives with time-based and performance based awards
•Meaningful share ownership guidelines for Trustees and executives
Governance Highlights:
•Role of Chairman and CEO separated
•All Trustees (except CEO) and all committee members are independent
•22% of Trustees are women
•Board is not classified; each Trustee is up for election every year
•No shareholder rights plan or poison pill provisions

•Majority vote standard for Trustee elections
•Anti-hedging/pledging policy
•Share ownership requirements for Trustees and executive officers
•Nominating and Corporate Governance Committee oversees ESG policies
•Sustainability Report available on our website

AMERICOLD REALTY TRUST
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 27, 2020

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees (the “Board”) of Americold Realty Trust, a Maryland real estate investment trust (the “Company”), for use at the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the St. Regis Hotel Atlanta, 88 West Paces Ferry Road, Atlanta, GA 30305, on May 27, 2020 at 10:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and more fully discussed herein. While we intend to hold our Annual Meeting in person, we are closely monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns of our shareholders and restrictions or protocols that various governments or agencies may impose. Should it prove impossible or inadvisable to hold our Annual Meeting in person, we will announce alternative arrangements, which may include holding the meeting solely by means of remote communication, as promptly as practicable. Please monitor our website at www.americold.com for updated information. Regardless of how the meeting is held, we encourage you to vote your shares by proxy prior to the meeting. The Board has fixed April 1, 2020 as the record date for the Annual Meeting (the “Record Date”). Only shareholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 10, 2020.

You are entitled to vote if you were a shareholder of record of the Company’s common shares of beneficial interest, $0.01 par value per share (the “common shares”), on the Record Date. You may vote your common shares in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common shares represented thereby will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.

Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), rather than mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 10, 2020 or, if later, within three business days after our receipt of such request.

We expect to make this Proxy Statement available on the Internet on or about April 10, 2020 and to mail the Notice of Internet Availability to all shareholders of record on or about April 10, 2020. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing shareholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All shareholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how shareholders may access and review all of the important information contained in the proxy materials (including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their common shares by Internet or over the telephone. Shareholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting shareholder elects to terminate it.

This proxy statement and our 2020 Annual Report on Form 10-K for the year ended December 31, 2019 are also available at www.americold.com in the Investors section under “Financials - SEC Filings.”

Quorum

In order to constitute a quorum for the conduct of business at the Annual Meeting, shareholders entitled to cast a majority of all votes eligible to be cast must be present at the Annual Meeting in person or by proxy. Common shares represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Company had 200,267,965 common shares outstanding and entitled to vote at the Annual Meeting.

Voting of Shares

A majority of the votes cast at the Annual Meeting shall be effective to approve any other matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Company’s Bylaws or applicable law. Each holder of common shares is entitled to one vote per share held of record by such holder on the Record Date. You may vote your common shares by attending the Annual Meeting and voting in person. Please note that if your common shares are held by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common shares by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.

A properly completed proxy, if received in advance of the voting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. Unless otherwise directed, your common shares will be voted by the proxy holders named on the proxy card:

•FOR the election of all Trustee nominees;

•	FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”);

•	FOR the approval of the Americold Realty Trust 2020 Employee Stock Purchase Plan; and

•	FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise, or does not have, discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the nine Board nominees named in this Proxy Statement, the proposal to approve on an advisory, non-binding basis the compensation of our named executive officers (“NEOs”) listed in the Summary Compensation Table appearing on page 42 of this Proxy Statement and the vote to approve the Americold 2020 Employee Stock Purchase Plan do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2020 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.

Abstentions and broker “non-votes” will affect each of the proposals described in this Proxy Statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of nine Trustees	Majority of votes cast	Not Counted	Not Voted	FOR EACH
2	Approve on a non-binding, advisory basis, the compensation for the named executive officers (“Say-On-Pay”)	Majority of votes cast	Not Counted	Not Voted	FOR
3	Approve Americold Realty Trust 2020 Employee Stock Purchase Plan	Majority of votes cast	Vote Against	Not Voted	FOR
4	For ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm	Majority of votes cast	Not Counted	Not Voted	FOR

Revocability of Proxies

Any shareholder giving a proxy following the procedures specified in the Notice of Internet Availability has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common shares, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time. If your common shares are held by a nominee and you have provided instructions to that nominee, you may revoke those directions according to the notification you received from the nominee.

Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment thereof is limited to shareholders of record of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by e-mail to investor.relations@americold.com that you plan to attend in person. If you are a shareholder of record at such time, your name will be verified against a list of shareholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold common shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your common shares or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your common shares are held in street name and you intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” provided by the custodian of your common shares.

PROPOSAL 1 – ELECTION OF TRUSTEES
Pursuant to the Company’s Bylaws the maximum number of Trustees is fixed at fifteen. The Board currently consists of nine members, each of whom is serving a one-year term or until such Trustee’s successor is duly elected and qualified. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects such nominees.
The Board and the Nominating and Corporate Governance Committee select Trustee nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and shareholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of, and meaningful counsel to, management.

We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.

The Board has nominated each of Fred W. Boehler, George J. Alburger, Jr., Kelly H. Barrett, Antonio F. Fernandez, James R. Heistand, Michelle M. MacKay, David J. Neithercut, Mark R. Patterson and Andrew P. Power to serve as Trustees (the “Nominees”). Each of the Nominees is currently serving as a Trustee of the Company, and each Nominee has consented to be named as a nominee in this Proxy Statement. We expect that each Nominee will serve as a Trustee if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.
INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of April 1, 2020 regarding the Nominees, all of whom are currently members of the Board (“Trustees”). There are no family relationships among any of our Trustees or executive officers.

Name	Age	Position(s)
Fred W. Boehler	52	Chief Executive Officer, President and Trustee
George J. Alburger, Jr.*	72	Trustee
Kelly H. Barrett*	55	Trustee
Antonio F. Fernandez*	60	Trustee
James R. Heistand*	68	Trustee
Michelle M. MacKay*	53	Trustee
David J. Neithercut*	64	Trustee
Mark R. Patterson*	59	Trustee, Chairman of the Board
Andrew P. Power*	40	Trustee
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.

The following biographical descriptions set forth certain information with respect to the nine Nominees for election as Trustees, based on information furnished to the Company by such persons. The following information is as of the Record Date, unless otherwise indicated.
Fred W. Boehler                                  Trustee since 2015
Mr. Boehler has served as our President and Chief Executive Officer (“CEO”) and as a member of our Board since December 2015. Prior to that, he served as our Chief Operating Officer from February 2013 until December 2015. Before joining our team, Mr. Boehler was a Senior Vice President at Supervalu, Inc. (now a part of United Natural Foods, Inc., NYSE: UNFI) from March 2009 to February 2013 and held various positions at Borders Group, Inc. from November 1999 to March 2009, last serving as Senior Vice President, Logistics & Planning. Mr. Boehler received his bachelor’s degree from Wright State University and his Master of Business Administration from Northern Illinois University. We believe Mr. Boehler’s years of experience with us and other logistics companies, his comprehensive knowledge of our business and inside perspective of our day-to-day operations qualify him to serve on our Board.
George J. Alburger, Jr.                               Trustee since 2010
Mr. Alburger has served as a member of our Board since May 2010. He has served on the board of trustees of Pennsylvania REIT (NYSE: PEI) since June 2016 and serves on the board of Exeter Property Group, a private real estate investment management firm. Mr. Alburger served as the Chief Financial Officer and Treasurer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016 and also served as an Executive Vice President of Liberty from 2000 to 2006. Prior to that, Mr. Alburger was employed by EBL&S Property Management, Inc. from 1982 to 1995, departing as an Executive Vice President. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at Pricewaterhouse LLP. Mr. Alburger is a certified public accountant and a member of the American Institute of Certified Public Accountants. He received his bachelor’s degree from St. Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualify him to serve on our Board.
Kelly H. Barrett                                 Trustee since 2019
Ms. Barrett joined our Board of Trustees in May 2019. She currently serves on the board of directors of Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, and Piedmont Office Realty Trust (NYSE: PDM), a real estate investment trust. In addition, from 2011 to 2016, she served on the board of directors of State Bank Financial Corporation, which merged into Cadence Bancorporation (NYSE:CADE). Prior to her retirement in December 2018, Ms. Barrett was employed by The Home Depot, Inc. (NYSE:HD) for sixteen years, commencing in January 2003, serving in various roles of increasing responsibility, finally as Senior Vice President - Home Services. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated for eleven years in various senior financial roles, including ultimately that of Senior Vice President - Chief Financial Officer. During that time, she was active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council. She has been a licensed CPA in Georgia since1988. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management with a concentration in Accounting. We believe Ms. Barrett’s extensive experience in retail operations as well as her significant financial and real estate industry expertise qualify her to serve on our Board.

Antonio F. Fernandez                                 Trustee since 2019

Mr. Fernandez has served as a member of our Board since May 2019. Mr. Fernandez is currently President of AFF Advisors, LLC, a consulting firm specializing in helping clients with supply chain operational improvements, as well as supporting merger and acquisition due diligence and integrations. He previously served as Executive Vice President and Chief Supply Chain Officer at Pinnacle Foods, Inc., now a part of Conagra Brands, Inc. from February 2011, through June 2016. At Pinnacle, Mr. Fernandez had overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing, and distribution. He also oversaw Pinnacle’s continuous improvement, network optimization, innovation commercialization, food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was Senior Vice President Operational Excellence at Kraft Foods Inc., following its acquisition of Cadbury, PLC in March 2010, where he oversaw the development and implementation of global best practices in operations. Mr. Fernandez was with Cadbury from 1998 to 2010 in a series of senior management positions, including Chief Supply Chain Officer, where he was responsible for the company’s global supply chain. Mr. Fernandez’s early career included positions in manufacturing, distribution, procurement, engineering with The Procter & Gamble Co., and PepsiCo, Inc. Mr. Fernandez served on the Board of Liberty Property Trust (NYSE:LPT) until its recent acquisition by Prologis, Inc. (NYSE: PLD). He is currently on the Board of Collier Creek Holdings (NYSE:CCH-UN) and a trustee of Lafayette College. Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. We believe Mr. Fernandez’s extensive experience in supply chain management, his engineering and operations background and significant industry knowledge, including our customer base, as well as his other Board experience qualify him to serve on our Board.
James R. Heistand                                  Trustee since 2018
Mr. Heistand has served as a member of our Board since January 2018 and served as Lead Independent Trustee from January 2018 to March 2019. Mr. Heistand has served as the President and Chief Executive Officer of Parkway Property Investments, LLC since October 2017. Before that, he served as President and Chief Executive Officer of Parkway Properties, Inc. from April 2012 until October 2016 and President and Chief Executive Officer of Parkway, Inc. from October 2016 until October 2017. He has been a member of the board of directors of Parkway Property Investments, LLC since 2016 and was a member of the board of directors of Legacy Parkway from December 2011 until 2016. Prior to joining Legacy Parkway, Mr. Heistand founded and served as chairman of Eola Capital LLC, a privately owned property management company, since its inception in 2000. Mr. Heistand is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a Bachelor of Science in Real Estate Finance. We believe Mr. Heistand’s deep experience in real estate strategic planning, investment, development and asset management qualifies him to serve on our Board.
Michelle M. MacKay                                 Trustee since 2018
Ms. MacKay has served as a member of our Board since January 2018. She currently serves as the Chief Operating Officer (“COO”) of Cushman & Wakefield (NYSE: CWK), one of the largest real estate service firms in the world. Ms. MacKay served on the Board of Cushman & Wakefield from November, 2018 until April, 2020, when she resigned in connection with her appointment as COO. Ms. MacKay previously served as a Senior Advisor to iStar Financial, a publicly traded REIT (NYSE: STAR) through June 2018. From February 2003 through February 2017, Ms. MacKay was an Executive Vice President of Investments and, since 2009, Head of Capital Markets of iStar. From 2010 until February 2017, Ms. MacKay served on the board of directors of WCI Communities, Inc. as the head of the nominating and governance committee and also served as a member of the compensation and audit committees. Ms. MacKay holds a Masters of Business Administration from the University of Hartford and a Bachelor of Arts in political science from the University of Connecticut. We believe Ms. MacKay’s extensive knowledge of the real estate industry, background in the capital markets, as well as leadership experience with a publicly-traded REIT, qualifies her to serve on our Board.

David J. Neithercut                                 Trustee since 2019
Mr. Neithercut joined our Board in May 2019. He served as Chief Executive Officer of Equity Residential (NYSE: EQR) from January 2006 until his retirement in December 2018 and as President from May 2005 to September 2018. He was Executive Vice President - Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Mr. Neithercut has served as a trustee of Equity Residential since 2006, is a former director of General Growth Properties, Inc., now a part of Brookfield Realty Partners, and a former member of the Advisory Board of Governors of National Association of Real Estate Investment Trusts (NAREIT). Mr. Neithercut received NAREIT’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry, and was recognized by Columbia Business School as the 2018 Distinguished Real Estate Partner. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and a Master of Business Administration from the Columbia University Graduate School of Business. We believe that Mr. Neithercut’s financial and real estate industry expertise, his extensive experience with publicly-traded REITs and the REIT industry qualify him to serve on our Board.
Mark R. Patterson                                 Trustee since 2018
Mr. Patterson has served as a member of our Board since January 2018 and as Chairman of the Board since March 2019. He is currently President of MRP Holdings, LLC and has served in that role since leaving Merrill Lynch in January 2009 where he served as a real estate consultant. From October 2010 until March 2016, Mr. Patterson was also Chairman, and until January 2015 Chairman and Chief Executive Officer, of Boomerang Systems, Inc., a manufacturer of automated parking systems. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is an Advisory Director of Investcorp, Inc. (BSE: INVCORP) and a Senior Advisor to Rockefeller Capital Management. He served as a member of the board of directors for General Growth Properties, now a part of Brookfield Realty Partners, from 2011 to 2017, and is currently a member of the board of directors for UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors of Paramount Group (NYSE: PGRE) since 2018. He has a Bachelor of Business Administration from the College of William and Mary and a Masters of Business Administration from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualify him to serve on our Board.

Andrew P. Power                                 Trustee since 2018
Mr. Power has served as a member of our Board since January 2018. He is the Chief Financial Officer of Digital Realty Trust, Inc. (NYSE: DLR) and has served in that role since May 2015. Prior to joining Digital Realty, Mr. Power was employed by Merrill Lynch from 2011 to April 2015, where he last served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he last served as Vice President. During his career, Mr. Power has managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power is a member of the National Association of Real Estate Investment Trusts (NAREIT) Best Financial Practices Council and Multinational U.S. REIT Council. Mr. Power received a Bachelor of Science in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries qualifies him to serve on our Board.

TRUSTEE COMPENSATION
Overview of Trustee Compensation
Our Board has adopted a compensation program for our non-employee Trustees that was in effect for calendar 2019 (the “Trustee Compensation Program”). The Trustee Compensation Program provides an annual cash retainer of $65,000 (or $175,000 for the chairperson of the Board) and an annual equity award of $100,000 (or $175,000 for the chairperson of the Board) in the form of either restricted stock units (“RSUs”) or operating partnership profit units (“OP Units”) at the option of the Trustee, in each case having a one-year vesting period for each non-employee Trustee serving on our Board. The program also provides for additional annual cash retainers for service on Board committees, as follows: $20,000 for the chairperson of our Audit Committee and $10,000 for the other members of our Audit Committee; $15,000 for the chairperson of our Compensation Committee and $7,500 for the other members of our Compensation Committee; $12,500 for the chairperson of our Nominating and Corporate Governance Committee and $6,250 for the other members of our Nominating and Corporate Governance Committee; and $20,000 for the chairperson of our Investment Committee and $10,000 for the other members of our Investment Committee. In addition, we reimburse all Trustees for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Trustees, including, without limitation, travel expenses in connection with their in-person attendance at Board and committee meetings.
2019 One-Time Special Award
In March 2019, our Board approved a one-time, special RSU award of $75,000 (consisting of 2,457 RSUs), granted to each of the non-employee Trustees (other than Mr. Gross, the GS Entities designee) serving on our Board at that time. These awards were made in recognition of the unusual level of activities, responsibilities and obligations undertaken by the Board since the IPO, primarily related to the transition from a private company to a public company. This entailed significant time commitments and related efforts associated with the evolution of the Company’s strategy, the implementation of numerous policies and procedures to ensure appropriate corporate governance as a public company, the Board oversight of the IPO process, and two public offerings in September 2018 and March 2019, and related execution issues. The awards vested on March 15, 2020.
2019 Trustee Compensation Table
The following table provides details with respect to the 2019 compensation for our non-employee Trustees:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All other compensation(4)	Total
George J. Alburger, Jr.	$91,250	$175,000	$42,785	$309,035
Ronald W. Burkle (5)	—	—	—	—
Kelly H. Barrett	50,316	100,000	1,196	151,512
Antonio F. Fernandez	49,554	100,000	1,196	150,750
Jeffrey M. Gault (5)	30,685	—	455,002	485,687
Bradley J. Gross (6)	—	—	—	—
James R. Heistand	90,000	175,000	6,496	271,496
Michelle M. MacKay	94,176	175,000	6,496	275,672
David J. Neithercut	50,316	100,000	1,196	275,672
Mark R. Patterson	172,638	250,000	7,393	430,031
Andrew P. Power	82,500	175,000	7,820	265,320

(1)
Fred W. Boehler, our President and CEO, is not included in the above table as he is an employee of the Company and does not receive compensation for his service as a Trustee. All compensation paid to Mr. Boehler for his service to the Company is reflected in the Summary Compensation Table in this Proxy Statement.

(2)
Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case paid in respect of 2019 services. For all non-employee Trustees, fourth quarter 2019 fees are included in the amounts, but were paid in January 2020.

(3)
Reflects the aggregate fair value of restricted stock units computed in accordance with FASB ASC Topic 718. As of December 31, 2019, our non-employee Trustees held the following number of RSUs: Alburger 53,514 (of which 46,890 are vested but the underlying shares are not issued until a later date); Fernandez 2,991; Heistand 9,615; MacKay 6,624; Patterson 6,624; and Power 6,624. As of such date, our non-employee Trustees held the following number of OP units: Alburger 2,991; Barrett 2,991; MacKay 2,991; Neithercut 2,991; Patterson 5,235; and Power 2,991.

(4)
Amounts reflect dividend equivalents paid on RSUs awarded under the 2010 and 2017 Long Term Incentive Plans for Mr. Alburger, and dividend equivalents paid for the RSUs and distributions on the OP Units awarded for the remaining Trustees.

(5)
Mr. Burkle was one of the two Yucaipa designees to the Board and received no compensation for his services as a Trustee.     Mr. Gault was the other Yucaipa designee to the Board but was not employed by Yucaipa and therefore received compensation for his services as a Trustee. YF ART Holdings, an affiliate of Yucaipa, sold 100% of its holdings of common shares in March 2019 and Messrs. Burkle and Gault resigned from the Board on March 5, 2019.

(6)
Mr. Gross was the designee of the GS Entities to the Board and received no compensation for his services as a Trustee. The GS Entities no longer own at least 5% of our outstanding common shares and therefore no longer have a right to name a Trustee. Mr. Gross did not stand for reelection to the Board at the 2019 Annual Meeting.

Narrative Disclosure to Trustee Compensation Table
In connection with our initial public offering (the “IPO”), on January 23, 2018, each of our non-employee Trustees serving on our Board at that time (other than the designees of Yucaipa and the GS Entities and our non-executive chairman) received $100,000 of RSUs (or 6,250 RSUs) that will vest ratably over a three-year period following the grant date. Prior to the IPO the Board awarded Jeffrey Gault, who had served as our non-executive chairman since March 31, 2014, 300,000 RSUs at the time of the IPO, having a value of $4.8 million based on the IPO price of $16.00 per share, which were to vest ratably over a three-year period following the date of grant. On March 5, 2019, Yucaipa sold all of its remaining common shares and, upon completion of the sale, Mr. Gault and Mr. Burkle, the two Yucaipa designees, resigned from the Board. The Board accelerated the vesting of 100,000 RSUs, which otherwise would have vested on an accelerated basis in the event that Mr. Gault was not designated by the Company to stand for re-election. Mr. Gault forfeited the remaining 100,000 unvested RSUs.
BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance include the following:

•	All of our Trustees (except our CEO) are “independent” in accordance with NYSE listing standards;

•	Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed of Trustees that are “independent” in accordance with NYSE listing standards;

•	Our independent Trustees meet regularly in executive sessions without the presence of our officers;

•	Our Board is not classified and each of our Trustees is subject to re-election annually;

•	We utilize a majority vote standard in Trustee elections;

•	All three of our Trustees serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and

•
We opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of a least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of Trustees.

The Board is chaired currently by Mr. Patterson, and Mr. Boehler serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws (“Bylaws”) and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board’s assessment of our leadership structure from time to time. Our Board will re-evaluate its leadership structure on an ongoing basis and may change the structure as circumstances warrant.
There are no material legal proceedings to which any Trustee, officer or affiliate of the Company, any shareholder of record or beneficial owner of more than 5% of the Company’s common shares, or any associate of any such Trustee, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Trustees
At meetings of the Board, our independent Trustees generally meet in executive session without management present. Board committees also generally meet in executive session without management present. In the event of a special meeting, the independent Trustees will meet in executive session if circumstances warrant.
Board Meetings
Our Board held eight regularly scheduled and special meetings in 2019. The Trustees attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent nine times during 2019. Each of our Trustees attended in excess of 75% of the Board meetings and meetings of committees on which he or she served that were held during the period in 2019 that he or she served on the Board. Each Trustee is expected to attend the annual meetings of shareholders and all Trustees, other than Mr. Gross who was not standing for re-election, attended the 2019 annual meeting.
Trustee Share Ownership Guidelines
We have adopted share ownership guidelines for our non-employee Trustees, which require our non-employee Trustees to hold common shares having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Our current non-employee Trustees have until January 23, 2023 to achieve these share ownership requirements or, in the case of a new non-employee Trustee, five years from his or her election to the Board.
BOARD COMMITTEES
Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities set forth in its respective charter and summarized below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.	✓*		✓
Kelly H. Barrett	✓	✓
Antonio F. Fernandez			✓	✓
James R. Heistand		✓*		✓
Michelle M. MacKay			✓
David J. Neithercut		✓		✓*
Mark R. Patterson			✓*
Andrew P. Power	✓	✓
# of 2019 Meetings	5	5	4	7
*Committee Chair

Audit Committee

Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board’s oversight of:

•The integrity of our financial statements;

•	Our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;

•	The qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

•	Our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•The performance of our internal audit function;
•Our legal and regulatory compliance; and
•The approval of related party transactions.

Our Board has determined affirmatively that (i) each of Mr. Alburger, Ms. Barrett and Mr. Power qualifies as an “Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:

•	Set the overall compensation philosophy, strategy and policies for our executive officers and Trustees;

•	Annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key Associates and evaluate performance in light of those goals and objectives;

•	Review and determine the compensation of our Trustees, CEO and other executive officers;

•	Make recommendations to our Board with respect to our incentive and equity-based compensation plans; and

•	Review and approve employment agreements and other similar arrangements between us and our executive officers.

Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee trustee” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:

•	Recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;

•
Identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Trustee nominees for election at annual meetings of shareholders or to otherwise fill vacancies;

•	Evaluate and make recommendations regarding the structure, membership and governance of the committees of the Board;

•
Develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us;

•	Oversee the annual review of our Board’s performance, including committees of our Board; and

•	Develop and oversee the Company’s environmental, social and governance (”ESG”) policies.

Prior to each annual meeting at which Trustees are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.

In addition, the Nominating and Corporate Governance Committee will consider trustee nominee recommendations received from shareholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how shareholders can nominate Trustee candidates, see “Additional Information - Shareholder Proposals.”

Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of “independence” under NYSE listing standards.

Investment Committee

Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions, capital expenditures and incurrence of repair and maintenance expenses on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix. Each member of the Investment Committee is independent.
CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and Supplier Code of Conduct adopted by the Board, are available on the Company’s website www.americold.com on the Investors – Governance site. The 2019 Environmental, Social and Governance Report adopted by the Board is available on our website under “About Us - Sustainability/ESG.” In addition, these documents are available to any shareholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by e-mail at investor.relations@americold.com. Any information on the Company’s websites is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Trustee, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third-party evaluation process from time to time in the future.

Communications by Shareholders and Other Interested Parties

Shareholders of the Company and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Trustees”. The communication should be further addressed “c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief Legal Officer”. The Board may not be able to respond directly to shareholder inquiries and, as a result, the Board has developed a process to aid it in managing shareholder inquiries.

As a general rule, the Chief Legal Officer and Secretary will review shareholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Trustees periodically. The Board, in fulfilling its responsibilities, oversees the management of the Company and it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal Officer and Secretary discretion to decide what correspondence will be shared with management and communications with respect to personnel issues may be shared with the human resources department.

Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our Associates, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Trustees, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Supplier Code of Conduct
We have adopted a Supplier Code of Conduct applicable to all of our suppliers, their employees, agents, and subcontractors while conducting business with or on behalf of the Company. A copy of the Supplier Code of Conduct is available on our corporate website at www.americold.com.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company’s senior management team. The Board has regular and direct exposure to the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Trustees is an executive officer.
ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights
Corporate responsibility and sustainability are key elements of the Company’s global strategy and are integral to its goal of acting as a responsible corporate citizen. The Company is focused on its financial results and creation of shareholder value. However, we are committed to achieving these results in a way that respects the environment and the local communities in which we operate and in which our Associates live. We believe that a sustainable future is essential to ensuring the health and wellbeing of our people, the users of our services and the communities that we touch. The Company’s 2019 Environmental, Social and Governance (“ESG”) Report can be found on the Company’s website at www.americold.com under “About Us - Sustainability/ESG” and contains additional information about our ESG programs.
Operation of temperature-controlled warehouses is by its nature an energy intensive enterprise. However, we seek to provide value to society and to our business by strategically focusing on reducing our energy consumption and equivalent carbon emissions. We have been recognized by the Global Cold Chain Alliance’s Energy Excellence Recognition Program and awarded gold and silver certifications at 132 of our facilities. We have been named a Food Logistics magazine’s Top Green service provider for each of the last three years.
We seek solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and save energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs, real-time energy monitoring and metering and rainwater harvesting to reduce demand on municipal water systems. By focusing on environmental efficiency through the implementation of cost-effective design in our development of new properties and expansions and upgrades of existing facilities and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk. We have completed installation of one solar generation facility and a natural gas fuel cell facility and continue to evaluate additional sites for other opportunities. We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting. We expect to continue to evaluate and utilize these and other energy saving equipment and processes in our facilities in order to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.
We are a vital member of the food supply chain. Food safety and security and minimizing food waste are key aspects of our business purpose. Every Americold facility follows global food safety and quality standards. Our programs include strict temperature control, cleaning and sanitation, allergen control, preventive maintenance and pest control, all aimed at ensuring the quality and safety of food in our care and generating zero food waste.

Social Responsibility
We are committed to supporting the communities in which we live and work. Our work in our local communities is critical to our business purpose. Locations are the key to our business and to have a strong presence in critical locations requires that we foster and maintain good working relationships with the communities in which our facilities are located. By investing in our communities through volunteerism and charitable programs we create good working relationships that benefit our Associates, our customers and our shareholders. The Company supports numerous charitable contribution programs providing corporate contributions and support to various charities, including Feed the Children, Hero Box and the Susan G. Komen Foundation. In addition, the Company focuses on human capital management to promote diversity and inclusiveness in our workforce. We sponsor our Americold University to help build our talent pool through training and development of our Associates.
Corporate Governance
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our shareholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices, and we believe that the Company has created a shareholder-friendly corporate governance structure which we believe aligns our interests with the interests of our shareholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated

•	Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•All members of our Audit Committee are financial experts

•	Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience

•	The Company does not have a classified board; each member of the Board stands for election every year

•	The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no shareholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Trustees
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Trustees, executives and Associates

•	The Company has established Trustee and executive stock ownership and holding requirements
•Trustees and executives are prohibited from pledging or hedging our common shares

•	The Company has adopted a Sustainability Report, which can be seen on our website: www.americold.com under the “About Us - Sustainability/ESG.”

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of April 1, 2020. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
Fred W. Boehler	52	Chief Executive Officer, President and Trustee
Marc J. Smernoff	46	Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez	52	Chief Operating Officer and Executive Vice President
Robert S. Chambers	37	Chief Commercial Officer and Executive Vice President
James A. Harron	49	Chief Investment Officer and Executive Vice President
Khara L. Julien	42	Chief Human Resources Officer and Executive Vice President
Sanjay Lall	60	Chief Information Officer and Executive Vice President
James C. Snyder, Jr.	56	Chief Legal Officer, Executive Vice President and Secretary
David K. Stuver	53	Executive Vice President, Supply Chain Solutions
Thomas C. Novosel	61	Chief Accounting Officer and Senior Vice President
Marc J. Smernoff

Mr. Smernoff has served as our Chief Financial Officer and Executive Vice President since August 2015. Prior to that, he served as our Chief Administrative Officer and Executive Vice President from August 2014 until August 2015. From August 2004 through April 2015, he served as a Director at The Yucaipa Companies, LLC. Prior to joining Yucaipa, from 2003 to 2004 he was a Manager in the Transaction Services group at KPMG, and from 2000 through 2002, he was an associate at Wells Fargo Securities. Mr. Smernoff was a member of our Board from March 2008 until December 2009. Mr. Smernoff is a Certified Public Accountant. He received his bachelor’s degree from the University of California, Santa Barbara and his M.B.A. from the UCLA Anderson School of Management.

Carlos V. Rodriguez

Mr. Rodriguez joined Americold as Executive Vice President and Chief Operating Officer in September 2018. Prior to that, he was Senior Vice President, Distribution and Global Transportation Services for Big Lots Stores (NYSE: BIG) from June 2012 to August 2018. Prior to joining Big Lots Stores, he served as Vice President of Supply Chain Operations for Office Depot (NASDAQ: ODP) from April 1998 to May 2012. Mr. Rodriguez earned his bachelor’s degree in Operations Management from DeVry University of Chicago and received his M.B.A. from Loyola University of Chicago. He served on the Leader Advisory Council for the Retail Industry Leadership Association (RILA) and is a Regional Board Member of Make-A-Wish Foundation.
Robert S. Chambers

Mr. Chambers re-joined Americold in January of 2020 as Executive Vice President and Chief Commercial Officer. Prior to that he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as Americold’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining Americold, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr. Chambers is a Certified Public

Accountant.  He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University.

James A. Harron

Mr. Harron joined Americold as Executive Vice President and Chief Investment Officer in September 2018. Prior to that, he was Co-founder and President of Metro Storage International and Managing Director of Capital Markets of Metro Storage LLC from May 2012 to September 2018. Prior to Metro Storage, Mr. Harron was Senior Vice President, Investments for Equity International from June 2007 to January 2011. He received his bachelor’s degree from Georgetown University and his M.B.A. from the University of Chicago Booth School of Business.

Khara L. Julien

Ms. Julien joined Americold as Executive Vice President and Chief Human Resources Officer in September 2019. From October 2014 to September 2019, she served as Vice President and Chief Human Resources Officer for Gypsum Management & Supply (NYSE: GMS). Prior to joining GMS, Ms. Julien held the position of Director of Global Human Resources for Novelis from March 2011 to October 2014. Ms. Julien holds a bachelor’s degree in Business Administration from the University of Michigan and also has her Global Professional Human Resource (GPHR) certification from the Human Resource Certification Institute.

Sanjay Lall

Mr. Lall has served as our Executive Vice President and Chief Information Officer since April 2019. Mr. Lall previously served as the Vice President and Global Chief Information Officer for Interface, Inc. (NYSE: TILE), from May 2012 to April 2019. Before joining Interface, Mr. Lall held the role of Chief Information Officer and Vice President for Tyco/SimplexGrinnell, now part of Johnson Controls (NYSE: JCI), from April 2006 to April 2012. Mr. Lall graduated from the University of Miami with a Master of Science in Computer Science, and he holds a Bachelor of Commerce (Honors) in Accounting and Finance from the University of Delhi, India.

James C. Snyder, Jr.

Mr. Snyder has served as our Chief Legal Officer and Executive Vice President since March 2018. Prior to joining our team, Mr. Snyder served as the Chief Legal Officer to Pet Retail Brands, Inc. (a privately-held company) from 2015 to 2018. Prior to that, Mr. Snyder served as Senior Vice President, General Counsel and Secretary, to Family Dollar Stores, Inc., now Dollar Tree, Inc. (NASDAQ: DLTR), from 2009 until 2015. Before joining Family Dollar Stores, Inc., Mr. Snyder was employed by The Home Depot, Inc. (NYSE: HD) from 2001 until 2009, where his last position was Vice President and Associate General Counsel for Legal and Risk Management. Mr. Snyder received his bachelor’s degree from Wake Forest University and received his juris doctorate with Honors from the George Washington University Law School.
David K. Stuver
Mr. Stuver has served as our Executive Vice President, Supply Chain Solutions, since January 2020. Prior to that Mr. Stuver also held responsibility for Business Development since September 2018. From January 2013 to September 2018, Mr. Stuver served as our Senior Vice President, Distribution Support. Before joining our team, he was Vice President of Engineering at Supervalu, Inc. (now a part of United Natural Foods, Inc., NYSE: UNFI) from December 2010 to February 2013 and served as Director of Engineering at Borders

Group, Inc. from February 2004 to November 2010. Mr. Stuver received his bachelor’s degree from the Georgia Institute of Technology and received his master’s degree in Systems Management from the University of Southern California.

Thomas C. Novosel
Mr. Novosel has served as our Chief Accounting Officer and Senior Vice President since October 2013. Prior to joining our team, Mr. Novosel served as Chief Accounting Officer at Equity Lifestyle Properties (NYSE: ELS) from April 2012 to April 2013. From April 2010 to March 2012, he was an Audit Partner at Mueller & Company. From August 2005 to August 2009, Mr. Novosel was the National Managing Partner for the Construction, Real Estate and Hospitality practice at Grant Thornton. From April 2001 to October 2004, he served as Chief Accounting Officer at Apartment Investment and Management Company (NYSE: AIV). Prior to that he was an Audit Partner at Ernst & Young LLP. Mr. Novosel is a Certified Public Accountant. He received his bachelor’s degree in public accounting from Loyola University of Chicago.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s Named Executive Offices (“NEOs”) as disclosed in this Proxy Statement pursuant to the rules of the SEC. Such shareholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee.
Below are summaries of key 2019 business highlights and key 2019 executive compensation highlights, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2019 Business Highlights
During 2019, the Company:

•	Provided strong returns to our shareholders, with a TSR of 41.1% for 2019;

•	Grew total revenues by 11.2%

•	Grew total company NOI by 17.9%
•Achieved strong same store constant currency growth;
•Closed four acquisitions and announced a fifth;

•	Enhanced its existing credit rating and leverage profile/received investment grade rating from Moody’s;

•	Continued its history of strong revenue and earnings growth; and

•	Grew its network to over 1 billion cubic feet.

2019 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:

•	Pay for performance;

•	Include both short and long-term incentives to balance our performance;

•	Seek to align our compensation program with the interests of our shareholders; and

•	Target above-budget performance and set aggressive goals.
The Board is asking our shareholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our shareholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement. While the vote is advisory only, and not binding on the Company, the Board or the Compensation Committee, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole, value the opinion of our shareholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the shareholders vote “FOR” the following resolution:
“RESOLVED, that the shareholders of Americold Realty Trust approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company's Proxy Statement for its

2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our named executive officers.

PROPOSAL 3 – APPROVAL OF AMERICOLD REALTY TRUST EMPLOYEE STOCK PURCHASE PLAN
On March 5, 2020, our Board, acting on the recommendation of our Compensation Committee, adopted the Americold Realty Trust 2020 Employee Stock Purchase Plan (the “Plan”), subject to shareholder approval. The purpose of the Plan is to provide our Associates with an opportunity to purchase our common shares to help provide for their future security and to encourage them to remain employed by the Company. The Plan will encourage share ownership, thereby aligning Associates’ interests with those of our shareholders and enhancing our ability to attract, motivate and retain qualified Associates. We believe that the Plan offers a convenient means for our Associates who might otherwise not own our common shares to purchase and hold shares. A copy of the Plan is included as Annex A to this Proxy Statement and should be read in its entirety to gain a more complete understanding of the Plan. We are seeking shareholder approval of the Plan as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations.
Shares subject to the Plan
The Plan covers an aggregate of 5,000,000 of our common shares. If any of the purchase rights under the Plan terminate, are canceled or expire without having been exercised in full, the underlying common shares that were not purchased will again be available under the Plan. To prevent dilution or enlargement of the rights of participants under the Plan, appropriate adjustments will be made if any change is made to our outstanding common shares by reason of any merger, reorganization, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common shares or their value. On April 1, 2020, the closing per share price of our common shares was $33.03.
Plan Participants
The Plan includes two sub-plans: a sub-plan intended to qualify as an Employee Stock Purchase Plan, as defined below, (the “Qualified Plan”) and a sub-plan not intended to qualify as an Employee Stock Purchase Plan (the Non-Qualified Plan”). The Non-Qualified Plan is intended to allow participation by our non-US Associates. The Committee (as defined below) may, on a prospective basis, (i) exclude from participation any and all Associates whose customary employment is for not more than 20 hours per week or five months per year, (ii) impose an eligibility service requirement of up to two years of employment, and (ii) exclude a designated group of “highly compensated employees” within the meaning of Code Section 414(q). As of April 1, 2020, we had approximately 11,000 U.S. Associates eligible to participate in the Plan.
However, an Associate may not be granted rights to purchase common shares under the Plan if such Associate would immediately after the grant own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase common shares under all employee stock purchase plans that accrue at at rate in excess of $25,000 worth of common shares for each calendar year.
Administration of the Plan
The Plan is administered by the Compensation Committee of the Board, or any other committee or subcommittee designated by the Board (the “Committee”). The Committee determines whether offers will be made for a purchase period and the beginning and ending dates of such purchase period and has broad power to make determinations under the Plan, to interpret the terms of the Plan and to establish rules and regulations for the administration of the Plan. The Committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate duties to any of our Associates, to designate separate offerings under the Plan, to designate subsidiaries and affiliates eligible to participate in the Plan, to determine eligibility to participate, to adjudicate disputed claims under the Plan and to establish procedures that the Committee deems necessary or appropriate. The Committee’s findings, decisions and determinations are final and are binding on all participants in the Plan to the fullest extent of the law.
Purchases under the Plan
The Committee will determine the length of each offering period, which may be not less than one month or more that 27 months. It is anticipated that the Plan will, upon effectiveness, be initiated with a 6-month offering period, which will also be the purchase period. Going forward, the offering period may be, but need not be, the same as the purchase period. The Committee will determine the purchase price at which common shares may be purchased by participants, which will be not less than the lesser of 85% of the fair market value per share on the first or the last day of a purchase period. The Committee also determines whether participants will be subject to a minimum holding period for common shares purchased under the Plan. The current intent is to require at least a six-month holding period from the end of each purchase period.
Prior to the first day of an offering period, each participating Associate will make an election to participate in such offering period. At the end of each purchase period, the participant will receive the number of whole. and, if determined in the Committee’s discretion fractional, common shares that can be purchased with the participant’s payroll deductions credited during the purchase period. The number of shares purchased will be determined on the last day of the purchase period based on the offering price. Initially, fractional shares will not be purchased under the Plan. It is anticipated that initially the purchase price will be set at 85% of the lesser of the closing price of a common share on the first day of the offering period and the closing price on the purchase date. A participant may not purchase common shares with a fair market value greater than $25,000 under the Plan in any calendar year. The Committee may in its discretion modify the discount, purchase period, purchase date and any other aspect of the Plan design within the Plan parameters from time to time, or at any time.
Participants may purchase common shares only by submitting an election form during the election period established by the Committee prior to commencement of each offering period, setting forth the participant’s election to participate in the Plan and the desired after-tax payroll deduction for participation in the Plan. After enrollment in the Plan, payroll deductions will continue until the participant makes an election to terminate his or her payroll deductions, terminates employment with the Company or otherwise becomes ineligible to participate in the Plan. Payroll deductions will be credited to the participant’s Plan account until the purchase date. No interest will be paid on the deducted amounts.
Participants may end their participation in the Plan at any time during an offering period by submitting a written notice of withdrawal or other withdrawal procedure as determined by the Committee. In the event of a withdrawal, the participant will be paid his or her accrued contributions that have not yet been used to purchase common shares under the Plan. Participation ends automatically upon termination of employment with the Company. If at any purchase date, sufficient common shares are not available under the Plan, all available common shares will be allocated pro rata among all participants for that purchase period in the same proportion that their base compensation bears to the total base compensation for all participants for that purchase period. Any amounts not applied to the purchase of common shares under the Plan will be refunded to the participants at the end of the purchase period, without interest.
Restriction on Transfer
Rights to acquire common shares under the Plan are not transferable.

Change in Control

If there is a merger or change in control of the Company, each option to purchase common shares under the Plan will be assumed or an equivalent right to purchase shares will be substituted by the successor company or a parent or subsidiary of such company. If the successor company refuses to assume or substitute for the Plan purchase options, the Committee will shorten the offering period related to such purchase options by setting a new purchase date on which such offering period will end. The new purchase date will occur before the change in control. The Committee will notify each participant in writing or electronically prior to the new purchase date, that the purchase date for the participant’s options has been changed to the new purchase date and the participant’s purchase options will be exercised automatically on the new purchase date, unless prior to such date the participant has withdrawn from the offering period.

 Amendment and Termination of the Plan

The Committee has the authority to amend, suspend or terminate the Plan unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. No amendment or termination will adversely affect any right to purchase common shares that has been granted under the Plan without the consent of the participant. The Plan shall continue in effect for twenty (20) years after the date of stockholder approval.

Application of Funds

We may use the proceeds from the sale of our common shares pursuant to the Plan for any corporate purpose.

United States Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of the purchase of common shares under the Plan. This is a summary only and does not describe all possible federal or other tax consequences of participation in the Plan nor is it based on particular circumstances. In addition, it does not describe any state, local or non-U.S. tax consequences.

No taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of options to purchase common shares under the Plan. A participant only will recognize income when the common shares acquired under the Plan are sold or otherwise disposed of. However, any dividends received after the common shares are acquired would be taxable income.

The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the starting date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain. The Company will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs.

If the participant sells or disposes of the purchased shares more than two years after the starting date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above. Participants are advised to consult their own tax advisor.

New Plan Benefits

Participation in the Plan is entirely within the discretion of the Eligible Associates. Because we cannot presently determine the participation levels, the rate of contributions by Associates and the eventual purchase price under the Plan, it is not possible to determine the value of benefits which may be obtained by Eligible Associates under the Plan. Non-employee trustees and Associates holding five percent (5%) or more of the combined voting power of the Company’s capital stock are not eligible to participate in the Plan.

Required Vote
Approval of the Plan requires the affirmative vote of the holders of common shares represented and entitled to vote at the Annual Meeting.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” approval of the Americold Realty Trust Employee Stock Purchase Plan.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and the Board has directed that management submit the appointment of Ernst & Young LLP for ratification by the shareholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company’s independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.

The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2020. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2018 and 2019 are presented in the table below.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from shareholders.
Recommendation of the Board
The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered public accounting firm.
Fees Billed to the Company by Ernst & Young LLP
Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2018. During 2019 and 2018, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2019	2018
Audit Fees(1)	$6,501,177	$6,864,044
Audit-Related Fees(2)	965,931	—
Tax Fees(3)	986,263	636,125
Total Fees	$8,453,371	$7,500,169

(1)
Audit Fees consisted primarily of fees for audits of the Company’s annual financial statements, the reviews of our quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.

(2)	Audit-Related Fees in 2019 related to due diligence services in connection with the Cloverleaf and Nova Cold acquisitions and other potential transactions.

(3)	Tax Fees consisted of fees related to tax compliance services, tax planning, transfer pricing and tax preparation services.
Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member or members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements for the year ended December 31, 2019. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of February 18, 2020.
George J. Alburger, Jr. – Chair
Kelly H. Barrett
Andrew P. Power
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, subject Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth information as of April 1, 2020 regarding the beneficial ownership of our common shares by each person known by us to beneficially own 5% or more of our outstanding common shares, certain significant shareholders, each of our Trustees and NEOs, and all of our Trustees and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% shareholders:
The Vanguard Group(1)	27,280,563	14.2%
Blackrock, Inc.(2)	13,755,739	7.2%
Named executive officers and Trustees:
Fred W. Boehler(3)	418,271	*
Marc J. Smernoff(4)	197,383	*
James C. Snyder, Jr.	3,407	*
Carlos V. Rodriguez	8,805	*
David K. Stuver	14,371	*
George J. Alburger, Jr.	12,873	*
Kelly H. Barrett	6,000	*
Antonio F. Fernandez	-	-
James R. Heistand	44,123	*
Michelle M. MacKay	12,873	*
David J. Neithercut	-	-
Mark R. Patterson	19,123	*
Andrew P. Power	12,873	*
All executive officers and Trustees as a group (18 persons)	750,102	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.
(1) Based solely on information contained in a Form 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2020, Vanguard is an investment manager to various investment funds and as such has investment discretion with respect to the funds. Vanguard has sole voting power with respect to 310,616 shares and shared voting power with respect to 217,462 shares. Vanguard has sole dispositive power with respect to 26,976,991 shares and shared dispositive power with respect to 303,572 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, holds 86,110 shares as a result of serving as investment manager to collective trust accounts. Vanguard Investments Australia, Ltd. holds 441,968 shares as a result of serving as investment manager for Australian investment offerings. Vanguard may be deemed to share voting and dispositive power with respect to shares owned by its affiliates. The address of Vanguard is 190 Vanguard Blvd., Malvern, PA 19355.

(2) Based solely on information contained in a Form 13G filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 5, 2020, Blackrock is the parent of various subsidiaries that hold, in the aggregate, 13,755,739 shares. Of the shares held by Blackrock, it has sole voting power with respect to 12,531,288 shares and sole dispositive power with respect to 13,755,739 shares. The address of Blackrock is 55 E. 52nd Street. New York, NY 10055.

(3) Consists of 308,271 common shares owned and 110,000 common shares issuable upon the exercise of options currently exercisable.
(4) Consists of 117,383 common shares owned and 80,000 common shares issuable upon the exercise of options vesting on May 13, 2020.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2019
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,995,011	$9.81	7,058,145
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,995,011(3)	$9.81	7,058,145

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2019 was 5.8 years.

(3)
This number includes 2,995,011 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the “2010 Plan”), the Americold Realty Trust 2008 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan (the “2017 Plan”), of which 794,499 shares were subject to outstanding options, 2,180,322 shares were subject to outstanding RSU awards and 20,190 shares were subject to outstanding OP Unit awards.

For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2019, providing an overview of our executive compensation philosophy, processes, practices, pay components and pay decisions for our Named Executive Officers (“NEOs”). It provides details on how and why the Compensation Committee of our Board (the “Compensation Committee”) made executive pay decisions for fiscal year 2019.
Our NEOs included our chief executive officer, our chief financial officer and the three next most highly compensated executive officers, who were:

2019 Named Executive Officer	Title
Fred W. Boehler	President and Chief Executive Officer
Marc J. Smernoff	Executive Vice President and Chief Financial Officer
Carlos V. Rodriguez	Executive Vice President and Chief Operating Officer
James C. Snyder, Jr.	Executive Vice President, Chief Legal Officer and Secretary
David K. Stuver	Executive Vice President, Business Development and Supply Chain Solutions
Business Performance
The Company enjoyed significant financial and strategic success in 2019, during which we continued the execution of our strategy of driving long-term cash flow growth and value for shareholders through:

•	Organically growing our core business;

•	Completing and integrating strategic acquisitions to enhance our platform;

•	Developing advanced temperature-controlled warehouses to support our customers and markets; and

•	Maintaining our financial flexibility and strong balance sheet.
Some of our financial highlights for 2019 include:

•	Revenue up 11.2% over prior year

•	Core EBITDA up 19.6% over prior year*

•	Total Shareholder Return (including dividends) of 41.1% for FY 2019

*See Appendix A to this Proxy Statement for additional information about Core EBITDA, including a reference to our GAAP financial statements.

Executive Compensation Philosophy and Overview
The foundational aim of our executive compensation philosophy is to attract and retain the top talent required to drive our Company forward while ensuring the interests of our executive team and shareholders are strongly aligned. We strive to provide a total compensation package for our executive officers that is reasonable, competitive to market, and allows for flexibility to differentiate pay based on performance and contributions to the overall success of the organization.
We implement our philosophy in many ways through:

•	Annually reviewing our executive compensation practices against market data;

•	Administering semi-annual and annual performance assessments for all of our executives that focuses on individual performance against strategic goals and leadership impact;

•	Ensuring a significant portion of our NEOs’ compensation is variable pay;

•	Providing short-term annual cash incentives tied to Company financial performance and individual objectives that are measurable and align with strategic initiatives of the Company;

•
Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year total shareholder return performance for performance-based awards that require above median (55th percentile) performance to achieve target;

•	Implementing meaningful stock ownership guidelines that align our executives’ interests with those of our shareholders;

•	Mitigating risk with our recoupment or “clawback” policy on incentive compensation; and

•	Focusing on a competitive range around market rates and continuing to assess the mix of pay components to ensure that it supports a pay-for-performance culture.
We have designed our compensation program to provide our executive officers with a competitive mix of cash and equity in the form of base salary, cash-based, short-term and equity-based, long-term incentive compensation that encourages decision-making that is aligned with the long-term interests of our shareholders. This is accomplished by tying a significant portion of our variable pay components to overall Company financial results, individual performance that aligns with the Company’s core business objectives and awarding equity that is tied to market performance and vests over multi-year periods.
CEO 2019 Pay Mix                 Other NEOs 2019 Pay Mix

Compensation Best Practices

The Compensation Committee is committed to maintaining industry-leading best practices in the compensation of our NEOs.

What We Do

✓	Strong emphasis on performance-based compensation with a significant portion of overall compensation tied to Company performance	✓	Compensation Committee, like all of the Board committees, comprised solely of independent directors and advised by independent compensation consultant
✓	Aggressive annual Core EBITDA and Total Shareholder Return Targets	✓	Meaningful share ownership requirements for executives
✓	Mix of short-term and long-term incentives	✓	Annual Say-on-Pay vote
✓	Annual cash incentives for NEOs limited to 107.5% of target for financial performance and other metrics	✓	Require compensation committee certification of performance results for purposes of NEO compensation
✓	Rigorous and subjective measures tied to both Company and individual performance	✓	Condition severance payments upon a release of claims and compliance with restrictive covenants
✓	Double-trigger change-in-control severance benefits	✓	Robust clawback policy for incentive compensation paid to our executive officers

What We Don’t Do

x	Discount or reprice stock options; permit liberal share recycling or “net share counting” upon exercise of options	x	Guarantee incentive awards for executives
x	Provide incentives that encourage risk-taking	x	Provide single-trigger change in control acceleration of equity awards or severance payments

Process for Determining Executive Compensation
Our Compensation Committee believes that to attract, motivate and retain talented, high-caliber executive officers, we need to provide annual compensation, including cash and equity-based incentives, that is competitive, yet aligns with the interests of our shareholders. Pay-for-performance will continue to be a priority, both through Company financial and market performance, as well as long-term growth and strategic objective attainment.
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which includes:

•	Determining annual and long-term performance goals;

•	Setting target compensation;

•	Designing incentive compensation programs;

•	Determining payouts against performance;

•	Reviewing and approving on-going compensation and benefits components; and

•	Evaluating and approving equity awards.

The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.
Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain its own compensation consultant to assist in carrying out its responsibilities. For 2019, the Compensation Committee continued to engage the services of Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant that reports to the Compensation Committee.
Meridian provides the Compensation Committee guidance regarding executive compensation components, including base pay, short-term and long-term incentives, and how these compare to relevant external market data from compensation surveys, with a focus on the REIT, logistics and transportation industries and prepares a relevant peer group to provide comparative analysis of compensation. They also review and provide data on trustee compensation, and give general advice and support to the Compensation Committee.
Representatives from Meridian attend Compensation Committee meetings as requested, and also communicate with the Compensation Committee outside of these meetings. Meridian meets with members of management periodically to support the process and work with management to develop proposals for the Compensation Committee’s consideration.
Role of our Executive Management Team
To the extent requested, our executive management team provides input on matters to the Compensation Committee as it evaluates, designs and implements our executive compensation program. Our CEO provides recommendations regarding compensation matters with respect to the executive team, but not with respect to his own compensation. The Compensation Committee carefully reviews these recommendations, absent any members of the management team, and consults with the independent compensation consultant before making final determinations to compensation changes. We believe this process ensures that our executive compensation program effectively aligns with our overall executive compensation philosophy and interests of our shareholders.
Components of Compensation
The following is a discussion of the base salary, short-term cash incentive compensation, and long-term equity compensation for our NEOs for 2019.

Element	Purpose	Additional Details
Base Salary	Attract and retain top talent	Reviewed against the executive’s experience, role within the organization and responsibilities
Short-Term Incentive	Motivate our executive team to accomplish short-term business/individual performance goals that contribute to the long-term business objectives	70% tied to financial goals of the organization 30% tied to individual objectives
Long-Term Incentive	Retain talent to deliver long-term sustainable performance and align executive rewards with long-term shareholder return
Mix of time-based and performance-based RSUs accounting for 25% and 75% of the value, respectively

Time-based awards with a multi-year vesting and performance-based awards with a 3-year relative TSR performance metric that must be attained

Base Salary
The annual base salary component provides each executive with a fixed minimum amount of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the role, experience, overall responsibilities, market compensation data, as well as the NEO’s individual performance and achievement of specific goals that were established for the year. The Compensation Committee reviews base salaries annually. Each year during our annual performance cycle, the CEO assesses the other executives and provides feedback to the Compensation Committee. In addition, the Compensation Committee evaluates the CEO’s performance. The Compensation Committee, on a case-by-case basis, may adjust base salaries during the course of the year outside of the annual review process. Base salary levels also affect short-term cash incentive compensation since each NEO’s target bonus opportunity is expressed as a percentage of base salary.
During 2019, after considering applicable market data and performance considerations, the Compensation Committee awarded an increase in base salary to Mr. Snyder from $350,000 per year to $375,000 per year, or a 7.1% increase. No other NEO received an increase in base salary in 2019.

NEO	Base Salary Beginning of 2019	Base Salary End of 2019	Percentage Change
Fred W. Boehler	$850,000	$850,000	—
Marc J. Smernoff	$525,000	$525,000	—
Carlos V. Rodriguez	$500,000	$500,000	—
James C. Snyder, Jr.	$350,000	$375,000	7.1%
David K. Stuver	$375,000	$375,000	—
Short-Term Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Short-Term Incentive Plan (“STIP”) that is tied to both the overall financial performance of the Company and to individual objectives established at the beginning of each year. For 2019, each executive’s annual cash incentive award was determined based upon the achievement of a threshold level of Core EBITDA and their overall performance against their strategic objectives.
The key design elements of the 2019 STIP program are as follows:

Component	2019 Design	Rationale
Performance Metric	70% Core EBITDA 30% Individual Objectives
Profitable growth is a key element of our overall strategy, therefore greater weighting is placed on Core EBITDA.
Individual objectives provide for focus on key strategic non-quantitative goals and objectives that support business strategy

Performance Range	Threshold: 95% of target Maximum: 107.5% of target	Important to maintain a tight leverage curve between threshold and target, but broaden it between target and maximum to support increased payout range and set aggressive over-achievement goals
Payout Range	Threshold: 50% of target Maximum: Up to 175% of target	Payout range aligns with market norms and awards for exceptionally strong performance; potential upside sets positive message and allows for recognition of over achievement
Funding Mechanism	Funding: 100% Core EBITDA Allocation for NEOs: 70% Core EBITDA 30% Individual Objectives
Maintains Core EBITDA as sole funding mechanism and the primary driver, but allows for individual line of sight; parameters in place to ensure dollars available for individual performance cannot exceed pool available

The Compensation Committee reviews and approves the Company’s financial performance measurement and sets a threshold, target and maximum level of achievement that must be met in order for the STIP to pay out. Threshold is set at 95% of target Core EBITDA and Maximum is set at 107.5% of target Core EBITDA.
At below threshold achievement, no payout would be earned. At threshold achievement, our NEOs can earn 50% of their target, while the maximum payout opportunity is 175% of their target. For any financial performance at or above the threshold level, payouts were calculated by linear interpolation based on performance levels up to the maximum amount.
The threshold, target and maximum STIP dollars for each of our NEOs in effect as of December 31, 2019 were as follows:

NEO	Target (%)	Threshold ($) 50% of Target	Target ($) 100%	Maximum ($) 175% of Target
Fred W. Boehler	125%	$531,250	$1,062,500	$1,859,375
Marc J. Smernoff	60%	$157,500	$315,000	$551,250
Carlos V. Rodriguez	60%	$150,000	$300,000	$525,000
James C. Snyder, Jr.	60%	$112,500	$225,000	$393,750
David K. Stuver	60%	$112,500	$225,000	$393,750
For 2019, the Core EBITDA threshold, target and maximum amounts under our STIP were as follows:

Financial Measurement ($ in millions)	Threshold (95% of Target)	Target	Maximum (107.5% of Target)
Core EBITDA (1)	$354.8	$373.5	$401.5

(1)	Core EBITDA, a non-GAAP financial measure, as adjusted for foreign currency fluctuations. See Appendix A.

In 2019, Core EBITDA was $367.1 million, however, for purposes of STIP, the Compensation Committee approved an adjustment to Core EBITDA to account for foreign currency fluctuations. This derived an adjusted Core EBITDA of $369.2 million and achievement of 98.9% of target. This resulted in a payout of 88.6% of the target bonus percentage opportunity for our NEOs.
The funding of the STIP for our executives is based on the overall Core EBITDA results. Once the performance results are determined, 70% is allocated to the NEO’s Core EBITDA portion of their bonus. The remaining 30% goes into a pool that is available for distribution for individual objectives. The CEO made bonus recommendations to the Compensation Committee from the pool based on each executive’s individual performance and achievement against their individual objectives for the year. The Compensation Committee determined the amount for the CEO’s individual objectives using the same methodology.
Below are the actual payout details for each of our NEOs for 2019:

NEO	Target STIP ($)	Percent of Target Achievement for Core EBITDA	Actual Payout for Core EBITDA	Actual Payout for Individual Objectives	Total STIP Payout ($)	Total STIP Payout (as % of target)
Fred W. Boehler	$1,062,500	88.6%	$658,963	$275,241	$934,204	87.9%
Marc J. Smernoff	$315,000	88.6%	$195,363	$83,500	$278,863	88.5%
Carlos V. Rodriguez	$300,000	88.6%	$186,060	$75,000	$261,060	87.0%
James C. Snyder, Jr.	$225,000	88.6%	$139,545	$59,600	$199,145	88.5%
David K. Stuver	$225,000	88.6%	$139,545	$40,000	$179,545	79.8%

Long-Term Incentive Plan
All of our NEOs were eligible to receive equity awards in 2019 under the 2017 Plan, which we refer to as our Long-Term Incentive Plan (“LTIP”). Our Compensation Committee believes that our LTIP, composed of equity-based compensation awards, enables us to attract, motivate, retain and adequately compensate executive talent. In 2019, the Compensation Committee approved the award of both time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) to our NEOs under the Plan.
Time-Based RSU Awards
For 2019, time-based RSU awards comprised 25% of the total LTIP value granted to our executive officers. These awards will vest ratably, one-third each year, on the first, second and third anniversary of the vest from date.
Performance-Based RSU Awards
For 2019, PRSUs comprised 75% of the total LTIP value granted to our executive officers. Payout of the PRSUs will be determined based upon a comparison of the Company’s total shareholder return (“TSR”) on a relative basis (target requires above median performance and will be achieved at the 55th percentile) to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2019 – December 31, 2021). The PRSUs will vest, if at all, at the end of a three-year period contingent upon the achievement of the pre-established relative TSR goal.
In 2019, we also added two additional features to our PRSUs: (1) if our TSR is negative at the end of the performance period, the maximum amount of shares that would be issued will be at target; and (2) a 350% value cap that limits the amount of upside that can be earned on the over-performance of our stock.

These awards allow for performance level thresholds based on performance achievement as set forth below. The performance and payout results will be determined by using a linear interpolation between the performance levels.

Performance Level Threshold	Relative Market Performance	Market Performance Vesting
High Level	75th percentile	200% of Target Award
Target Level	55th percentile	100% of Target Award
Threshold Level	30th percentile	50% of Target Award
Below Threshold Level	Below 30th percentile	0% of Target Award
Below are the equity awards granted on March 15, 2019 to our NEOs:

NEO	Grant Date	# Awarded	RSU (1)	PRSU	Performance Period
Fred W. Boehler	Mar 15, 2019	68,376	17,094	51,282	Jan 1, 2019 - Dec 31, 2021
Marc J. Smernoff	Mar 15, 2019	27,516	6,879	20,637	Jan 1, 2019 - Dec 31, 2021
Carlos V. Rodriguez	Mar 15, 2019	27,516	6,879	20,637	Jan 1, 2019 - Dec 31, 2021
James C. Snyder, Jr.	Mar 15, 2019	18,344	4,586	13,758	Jan 1, 2019 - Dec 31, 2021
David K. Stuver	Mar 15, 2019	18,344	4,586	13,758	Jan 1, 2019 - Dec 31, 2021
(1) 3-year ratable vest on first, second and third anniversary of March 8, 2019
Other Compensation Programs and Benefits
We provide the opportunity for our NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:
Health and Welfare Benefits: All NEOs are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, NEOs are eligible to receive executive physicals each year.

401(k) Plan: We offer a defined contribution 401(k) plan (the “401(k) Plan”) to all eligible Associates. For our non-unionized Associates, we currently match 50% of Associate contributions up to 6% of the Associate’s pay. Associates who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An Associate’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period.

Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan for all Associates who meet the eligibility requirements, including all of our NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2019 Nonqualified Deferred Compensation” section.

Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEO are reflected in the “All Other Compensation” and “Fiscal Year 2019 Non-qualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with the existing employment agreements, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control unless the executive is also terminated without Cause or for Good Reason as such terms are defined in our employment agreements. For additional details, see the sections titled “Employment Agreements with Named Executive Officers” and the Potential Payments Table on Page 50.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median Associate to the annual total compensation of Mr. Boehler, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rules.

The 2019 annual total compensation of the median Associate identified by the Company, and as described in further detail below, was $40,834, and the total annual compensation of our CEO was $4,397,953. Based on this information, the ratio of the median annual total compensation of all Associates to the annual total compensation of our CEO is 1:108.

To identify the median of the annual total compensation of all our Associates, as well as to determine the annual total compensation of our “median Associate,” the methodology we used was as follows:

•
To identify the median Associate, we started with our Associate population as of December 1, 2019, which consisted of approximately 12,378 individuals. The total number of U.S. and non-U.S. Associates were 10,768 and 1,610, respectively.

•
We then excluded certain non-U.S. Associates as permitted under SEC rules, which consisted of 136 Argentina Associates, 209 Canadian Associates and 213 New Zealand Associates. As result of these exclusions, our Associate population was 11,820.

•
We calculated compensation using total taxable wages (Form W-2 Box 1 or equivalent) paid to our Associates in fiscal year 2019. For Australia, we used their taxable wages from the end of their fiscal year which was June 20, 2019.

•	We did not exclude any Associates from our Associate population, nor did we annualize compensation for any Associates, including any that were not employed by us for all of 2019.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2019 exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•
Once the median Associate was identified, we calculated the total compensation for our median Associate using the same methodology we used to calculate Mr. Boehler’s total compensation in the Summary Compensation Table for the Fiscal Year 2019.

OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
We have adopted a recoupment or “clawback” policy, which allows for recovery of incentive payments and equity awards realized by our NEOs and certain other Associates in each case:

•	who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company announces that it will prepare an accounting restatement, and

•	whose fraud or intentional misconduct gave rise to or contributed to the restatement.
The amount to be recovered from the NEO or Associate will be based on the excess, if any, of the incentive-based compensation paid based on the erroneous data over the incentive-based compensation that would have been paid if the financial accounting statements had been as presented in the restatement.

Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within the later of five years after the adoption of the guidelines or such executive officers’ appointment as such, to hold common shares with a value equal to a specified multiple of base salary.
The ownership levels under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary
Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Trustees and Associates from engaging in any hedging, pledging or monetization transactions involving our securities.
Consideration of Risk
We periodically review our compensation policies and practices for all Associates, including executive officers. As part of the review process, we engaged Meridian to conduct a review and analysis of our compensation policies and practices (focused primarily on executive compensation policies and practices) to determine whether or not such policies and practices encourage excessive risk or unnecessary risk-taking. As a result of this review, the Compensation Committee believes that our compensation policies and practices for our Associates, including our executive officers, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key Associates on both short- and long-term financial and operational performance. Some of the key compensation elements that mitigate the potential for excessive risk-taking include:

•
The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;

•	Our short-term incentive plan has both financial goals and individual objectives and a maximum amount that can be earned;

•
Our long-term incentive plan, which is both time-based and performance-based, has multi-year vesting and performance requirements, as well as a larger portion awarded as performance-based for our NEOs; all PRSUs have a maximum payout limit;

•	Existence of a recoupment or “clawback” policy for cash incentives and equity awards;

•	Stock ownership guidelines and holding requirements;

•	Reasonable severance arrangements; and

•	Anti-hedging and anti-pledging policies.
Tax Implications
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Prior to December 22, 2017, Section 162(m) of the Code placed a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. The Tax Cuts and Jobs Act, adopted on December 22, 2017, substantially modifies the Code and, among other matters, eliminates the performance-based compensation exception under Section 162(m) unless it qualifies for treatment under the transition rule that applies to certain agreements in place as of November 2, 2017.
Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but we have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.

We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. Because we qualify as a REIT under the Code, we generally distribute at least 90% of our net taxable income (excluding any net capital gain) each year and, therefore, do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers as a result of their services performed on behalf of our operating partnership, the recently enacted amendment to Section 162(m) that eliminates the exception to the limitation on the federal tax deduction does not have a material impact on us.
In addition, as a relatively new public company, we are eligible for transition relief for compensation received from the exercise of stock options granted under a plan that existed prior to the completion of the IPO, including the 2008 Plan and the 2010 Plan. Accordingly, the exercise of stock options granted prior to the expiration of the 162(m) transition period are not expected to be subject to Section 162(m). We expect that our Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments that will be in excess of the $1 million limitation if our Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executive officers responsible for the success of our Company.

2019 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2019, 2018 and 2017.

NEO & Position	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Fred W. Boehler	2019	$850,000	$—	$2,442,391	$934,204	$171,328	$4,397,923
President and Chief Executive Officer	2018	850,000	—	3,691,517	1,309,000	102,076	5,952,593
	2017	812,500	—	959,278	1,218,750	34,115	3,024,643
Marc J. Smernoff	2019	525,000	—	982,872	278,863	86,995	1,873,730
Executive Vice President and Chief Financial Officer	2018	496,154	100,000	1,639,922	406,350	93,534	2,735,960
	2017	450,000	—	—	405,000	34,115	889,115
Carlos V. Rodriguez	2019	500,000	250,000	982,872	261,060	254,080	2,248,012
Executive Vice President and Chief Operating Officer

James C. Snyder, Jr.	2019	368,269	—	655,248	199,145	60,350	1,283,012
Executive Vice President and Chief Legal Officer	2018	262,500	—	1,018,883	203,175	26,035	1,510,593

David K. Stuver	2019	375,000	—	655,248	179,545	70,040	1,279,833
Executive Vice President of Business Development and Supply Chain Solutions	2018	331,670	—	1,138,756	191,962	34,003	1,696,391

(1)     Represents actual base salary paid during the fiscal year.

(2)	Represents a one-time signing bonus paid upon Mr. Rodriguez’s joining the Company.

(3)
Amounts represent the aggregate grant date fair value of both the time-based RSUs and the PRSUs (at target) made during each respective year, as computed in accordance with ASC 718. For 2019, the below represents the value of the RSUs and the PRSUs if the lowest and highest level of performance were achieved:

NEO	RSU Value ($)	Performance RSU Value ($)
		Threshold	Target	Maximum
Fred W. Boehler	$521,880	$960,256	$1,920,511	$3,841,022
Marc J. Smernoff	210,016	386,428	772,856	1,545,712
Carlos V. Rodriguez	210,016	386,428	772,856	1,545,712
James C. Snyder, Jr.	140,011	257,619	515,237	1,030,474
David K. Stuver	140,011	257,619	515,237	1,030,474

(4)
Represents amounts earned by our NEOs under our STIP. See “Elements of Compensation – Short-Term Incentive Plan” for the threshold, target and maximum amounts potentially payable to the NEOs under the STIP.

(5)	Amounts in the “All Other Compensation” column include the following:

NEO	Year	401(k) Match ($)	Insurance ($) (a)	Employer Deferred Compensation Contributions ($)(b)	Dividend Equivalent ($)(c)	Deferrals ($)(d)	Relocation and Moving Expenses ($)(e)	Other Personal Expenses ($)(f)	Total All Other Compensation ($)
Fred W. Boehler	2019	$7,000	$30,067	$—	$131,761	$—	$—	$2,500	$171,328
	2018	6,875	27,024	—	65,877	—	—	2,300	102,076
	2017	6,750	25,165	—	—	—	—	2,200	34,115
Marc J. Smernoff	2019	7,000	30,067	—	47,428	—	—	2,500	86,995
	2018	6,875	27,024	—	23,034	—	34,301	2,300	93,534
	2017	6,750	25,165	—	—	—	—	2,200	34,115
Carlos V. Rodriguez	2019	7,000	30,067	—	13,903	—	200,610	2,500	254,080
James C. Snyder, Jr.	2019	4,729	26,564	—	26,558	—	—	2,500	60,351
	2018	—	12,349	—	11,386	—	—	2,300	26,035
David K. Stuver	2019	7,000	30,067	2,375	26,411	1,688	—	2,500	70,041
	2018	6,875	8,795	1,688	13,531	814	—	2,300	34,003

(a)
Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families and reimbursement of the NEO (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.

(b)	For fiscal year 2019, employer contributions earned in 2019 will not be funded into the executive’s accounts until the first quarter in 2020.

(c)
Dividend equivalents earned in fiscal year 2019 for time-based awards under the LTIP. Total includes dividend equivalents earned for the fourth quarter of 2019, but not paid until the first quarter of 2020.

(d)	Reflects earnings recognized on the vested portion of the Associate deferrals in the Deferred Compensation Plan.

(e)
Reimbursement for Mr. Rodriguez’s actual expenses incurred for his relocation (2019) to Atlanta, Georgia. These expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the executive officer.

(f)	Reflects the cost of executive physical exams for each eligible NEO in 2019.

GRANTS OF PLAN-BASED AWARDS IN 2019
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2019.

NEO	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards; number of securities underlying awards (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Thresh	Target	Max	Thresh	Target	Max
Fred W. Boehler		$531,250	$1,062,500	$1,859,375	—	—	—	—	$—	$—
	3/15/2019	—	—	—	25,641	51,282	102,564	—	—	1,920,511
	3/15/2019	—	—	—	—	—	—	17,094	—	521,880
Marc J. Smernoff		157,500	315,000	551,250	—	—	—	—	—	—
	3/15/2019	—	—	—	10,319	20,637	41,274	—	—	772,856
	3/15/2019	—	—	—	—	—	—	6,879	—	210,016
Carlos V. Rodriguez		150,000	300,000	525,000	—	—	—	—	—	—
	3/15/2019	—	—	—	10,319	20,637	41,274	—	—	772,856
	3/15/2019	—	—	—	—	—	—	6,879	—	210,016
James C. Snyder, Jr.		112,500	225,000	393,750	—	—	—	—	—	—
	3/15/2019	—	—	—	6,879	13,758	27,516	—	—	515,237
	3/15/2019	—	—	—	—	—	—	4,586	—	140,011
David K. Stuver		112,500	225,000	393,750	—	—	—	—	—	—
	3/15/2019	—	—	—	6,879	13,758	27,516	—	—	515,237
	3/15/2019	—	—	—	—	—	—	4,586	—	140,011

(1)
Represents potential amounts to be earned by our NEOs under our STIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.

(2)
Represents PRSUs granted to the NEOs during 2019. The value represents assumed value at target of the PRSUs awarded in 2019. The assumed value at the lowest and highest achievement levels are set forth in the Summary Compensation Table under footnote number three (3).

(3)	Represents grant date fair value of RSUs and PRSUs (at target) granted to the NEOs during 2019.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END
The following table provides information with respect to holdings of stock options and restricted stock units by our NEO as of December 31, 2019.

NEO	Grant Date	Option Awards				Stock Awards
		# of securities underlying unexercised options - Exercisable	# of securities underlying unexercised options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares Unvested	Market Value of Shares - Unvested (1)	Equity Incentive Plan Awards: Number of Unearned Shares - Unvested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares - Unvested (1)
Fred W. Boehler	3/21/2016 (2)	60,000	60,000	$9.81	12/14/2025	—	—	—	—
	3/21/2016 (3)	—	150,000	$9.81	1/1/2027	—	—	—	—
	3/1/2017 (4)	—	—	—	—	—	—	71,428	$2,504,266
	1/23/2018 (5)	—	—	—	—	78,125	$2,739,063	—	—
	2/26/2018 (6)	—	—	—	—	—	—	71,500	$2,506,790
	12/27/2018 (7)	—	—	—	—	44,107	$1,546,391	—	—
	3/15/2019 (11)	—	—	—	—	—	—	51,282	$1,797,947
	3/15/2019 (12)	—	—	—	—	17,094	$599,316	—	—
Marc J. Smernoff	5/13/2015 (8)	—	80,000	$9.81	5/13/2025	—	—	—	—
	1/23/2018 (5)	—	—	—	—	25,000	$876,500	—	—
	2/26/2018 (6)	—	—	—	—	—	—	37,500	$1,314,750
	12/27/2018 (7)	—	—	—	—	21,925	$768,691	—	—
	3/15/2019 (11)	—	—	—	—	—	—	20,637	$723,533
	3/15/2019 (12)	—	—	—	—	6,879	$241,178	—	—
Carlos V. Rodriguez	10/1/2018 (6)	—	—	—	—	—	—	28,000	$981,680
	10/1/2018 (9)	—	—	—	—	6,000	$210,360	—	—
	3/15/2019 (11)	—	—	—	—	—	—	20,637	$723,533
	3/15/2019 (12)	—	—	—	—	6,879	$241,178	—	—
James C. Snyder, Jr.	4/2/2018 (5)	—	—	—	—	15,625	$547,813	—	—
	4/2/2018 (6)	—	—	—	—	—	—	25,000	$876,500
	12/27/2018 (7)	—	—	—	—	10,389	$364,238	—	—
	3/15/2019 (11)	—	—	—	—	—	—	13,758	$482,355
	3/15/2019 (12)	—	—	—	—	4,589	$160,890	—	—
David K. Stuver	1/23/2018 (5)	—	—	—	—	15,625	$547,813	—	—
	2/26/2018 (6)	—	—	—	—	—	—	12,500	$438,250
	10/1/2018 (10)	—	—	—	—	—	—	12,500	$438,250
	12/27/2018 (7)	—	—	—	—	10,242	359,085	—	—
	3/15/2019 (11)	—	—	—	—	—	—	13,758	$482,355
	3/15/2019 (12)	—	—	—	—	4,586	$160,785	—	—

(1)	Based on the closing price of the Company’s common shares on December 31, 2019 of $35.06.

(2)	This option award vests ratably on each of the five anniversaries of the vest date. Remaining vest date is December 14, 2020.

(3)	The option award vests ratably on each of the five anniversaries of the vest date. Remaining vest dates are January 1, 2020, 2021 and 2022.

(4)
PRSUs that will vest ratably over five annual installments. The first vesting occurred on March 1, 2019, however, they are in deferred status and did not convert to common shares per terms of award. Remaining vest dates are March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023. Per the award, notwithstanding the vesting of these PRSUs, common shares shall not be issued until the first to occur of: (1) termination of service; (2) change in control; (3) death; or (4) disability of the participant.

(5)
Time-based RSUs that will vest ratably on the second, third and fourth anniversary from the grant date. Remaining vest dates for awards to Messrs. Boehler, Smernoff, and Stuver are January 23, 2020, January 23, 2021 and January 23, 2022; vest dates for award to Mr. Snyder are April 2, 2020, April 2, 2021 and April 2, 2022.

(6)	PRSUs (at target) that will only vest if TSR is achieved for the performance period that begins on our IPO date through December 31, 2020.

(7)	Time-based RSUs that will vest ratably on each of the four anniversaries from the grant date. Remaining vest dates are December 27, 2020, December 27, 2021 and December 27, 2022.

(8)	This option award vests ratably on each of the five anniversaries of the grant date. Remaining vest date is May 13, 2020.

(9)	Time-based RSUs that will vest ratably on each of the two anniversaries from the grant date. Remaining vest date is October 1, 2020.

(10)	PRSUs granted at time of Mr. Stuver’s promotion that will only vest if the TSR is achieved for the performance period that begins on the date of IPO through December 31, 2020.

(11)	PRSUs (at target) that will only vest if relative TSR is achieved for the performance period that begins on January 1, 2019 through December 31, 2021.

(12)	Time-based RSUs that will vest ratably on each of the three anniversaries from the vest date. Remaining vest dates are March 8, 2020, March 8, 2021 and March 8, 2022.

STOCK OPTION EXERCISES FOR FISCAL YEAR 2019
The following table provides information with respect to stock option exercises and stock awards that vested during 2019.

NEO	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Shares Acquired on Vesting (#)(3)(a)	Value Realized on Vesting ($)(4)
Fred W. Boehler	150,000	$3,949,500	14,702	$510,453
Marc J. Smernoff	80,000	1,793,600	7,308	253,734
Carlos V. Rodriguez	—	—	6,000	222,000
James C. Snyder Jr.	—	—	3,463	120,235
David K. Stuver	9,000	198,270	3,414	118,534

(1)	Represents the total number of stock options exercised in 2019 before the withholding of shares to cover the option exercise, transactions costs and applicable taxes.

(2)	Reflects the difference between fair market value on the exercise date and the exercise price, multiplied by the number of options exercised.

(3)	Represents the total number of RSUs that vested in 2019 before the withholding of common shares to cover the applicable taxes and transactions costs.

(4)
Reflects the total value of the RSUs at vesting date calculated at the fair market value at the close of market multiplied by the total number of RSUs that vested. For Messrs. Boehler, Smernoff, Snyder and Stuver, the closing price on vest date was $34.72. For Mr. Rodriguez, the closing price on vest date was $37.00.

(a)
After withholding common shares sufficient enough to cover applicable taxes and any transactional fees upon the vesting of RSUs, each NEO retained the following net shares: Mr. Boehler - 8,071, Mr. Smernoff - 4,012, Mr. Rodriguez - 4,194, Mr. Snyder - 2,420, and Mr. Stuver - 2,386

FISCAL YEAR 2019 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information regarding our NEOs that participate in our Deferred Compensation Plan. Material terms of the Deferred Compensation Plan are described below.

NEO	Executive Contributions in 2019	Company Contributions in 2019(1)	Aggregate Earnings in 2019	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2019
Fred W. Boehler	$—	$—	$—	$—	$—
Marc J. Smernoff	—	—	—	—	—
Carlos V. Rodriguez	—	—	—	—	—
James C. Snyder, Jr.	—	—	—	—	—
David K. Stuver	20,040	2,375	6,974	—	42,912

(1)	Reflects employer contributions earned in 2019, but not funded into Associate accounts until the first quarter of 2020.
Through our subsidiary, Americold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer credit to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferral credits; any discretionary employer credits vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Compensation Committee:
James R. Heistand, Chair
Kelly H. Barrett
David J. Neithercut
Andrew P. Power
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
We have entered into employment agreements with all of our executive officers, including our NEOs (the “Employment Agreements”). We believe the Employment Agreements promote long-term retention while still allowing the Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Employment Agreements are summarized below:
Term. Each Employment Agreement provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by the Company.
Restrictive Covenants. Each Employment Agreement contains restrictive covenants regarding non-competition and non-solicitation during the period of employment and the period thereafter (a maximum of one year), as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement. In the event of a material breach of such covenants, we retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to our U.S. Associates.
Termination; Severance Payments. The severance payments pursuant to the Employment Agreements are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants outlined in the applicable Employment Agreement. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section of this CD&A.
Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued and unpaid paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below:
If the executive’s employment is terminated with or without “Cause,” the executive voluntarily resigns without “Good Reason” (as such terms are defined in the applicable Employment Agreement) or, in the case of the executive officer’s death or disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, death or disability.
If the executive’s employment is terminated without Cause or for Good Reason, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Boehler
w An amount equal to two times the sum of (i) annual base salary and (ii) target annual bonus in year of termination to be paid over a period of 24 months after the date of termination (subject to offset by compensation received by the CEO for subsequent employment or provision of consulting services during the separation period);

w Prorated STIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 18 months;

w The next installment of any time based RSU that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Smernoff Mr. Rodriguez Mr. Snyder Mr. Stuver	w Continued base salary for a period of 12 months after the date of termination;
w Prorated STIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 12 months;

w The next installment of any time based RSU that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within 12 months following a “Change in Control” (as defined in the applicable Employment Agreement), the Employment Agreements also provide that any outstanding portion of the the grant received for our IPO, awarded in January 2018, will become vested. The next tranche of any time-based RSUs will pull forward and become vested. Also, any performance-based restricted stock units held by the executive will vest based on actual performance through the termination date (to be settled when it is deemed the performance achievement has been met).
Stock Options and Restricted Stock Units
Awards Made Pre-IPO under the 2010 Plan
The award agreements for stock options granted to our executive officers prior to the IPO under the 2010 Plan do not specifically provide for accelerated vesting upon a change of control, as defined in the 2010 Plan. Under the 2010 Plan, in the event of a change of control, our Compensation Committee may, in its discretion, (1) cancel an outstanding award as of the date of consummation of such transaction and either accelerate the vesting or exercisability of the award, (2) purchase all or a portion of the award, including any unvested portion if our Board so determines in its discretion, for an amount to be determined based on fair market value at the time of the purchase, for cash, (3) in the case of a performance compensation award, cause the participant to receive full or partial payment of the award based on actual or target performance, or (4) require the entity acquiring control to assume outstanding awards or substitute other awards.
In March 2017, our Compensation Committee adopted a resolution providing that in the event of a “change of ownership” as defined in the Employment Agreements, we will accelerate the vesting of each outstanding award under the 2010 Plan immediately prior to the change in ownership. The award agreement for Mr. Boehler’s RSUs granted in March 2017 similarly provides for accelerated vesting upon a change of control (as defined in the 2010 Plan). The IPO did not constitute a change of control under the 2010 Plan.

The award agreements for stock options granted to our executive officers provide for the expiration of vested but unexercised stock options following termination, as follows:

•	Upon termination for Cause, unexercised options expire upon termination;

•	Upon termination due to death or disability, any vested stock options must be exercised within six months of such death or disability;

•	Upon termination as a result of voluntary termination of employment (other than for Good Reason), any vested stock options must be exercised within three months of the date of termination; and

•
Upon termination for any reason other than those set forth above (including without Cause or for Good Reason), unvested stock options are forfeited, and any vested stock options must be exercised within one year following the date of termination.

The award agreement for Mr. Boehler’s RSUs granted in March 2017 provides for the forfeiture of any unvested restricted stock units following termination of his employment for any reason.
Awards Granted under 2017 Plan
The award agreements for the PRSUs and RSUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant’s Termination of Service or any reason at any time before all of his or her RSUs have vested, the Participant’s unvested RSUs shall be automatically forfeited.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, a pro-rated portion of the RSUs shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twelve (12) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, the RSUs shall immediately become vested based on actual performance through the Termination of Service date.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2019 under the following circumstances: (i) upon his or her voluntary termination, death or disability; (ii) upon termination by us for Cause; (iii) if his or her employment with us had been terminated without Cause or for Good Reason; and (iv) if his or her employment terminated without Cause or for Good Reason within 12 months following a Change in Control.

NEO	Benefit	Voluntary resignation/ death or disability	Termination for Cause	Company terminates without Cause; NEO terminates for Good Reason(1)	Termination without Cause or Good Reason w/in 12 months of Change in Control(2)
Fred W. Boehler	Cash Severance	$—	$—	$4,887,500	$4,887,500
	Equity Awards	—	—	3,874,656	15,733,772
	Benefits Continuation	—	—	63,482	63,482
	Total	—	—	8,825,638	20,684,754
Marc J. Smernoff	Cash Severance	—	—	840,000	840,000
	Equity Awards	—	—	1,733,822	5,652,496
	Benefits Continuation	—	—	42,321	42,321
	Total	—	—	2,616,143	6,534,817
Carlos V. Rodriguez	Cash Severance	—	—	800,000	800,000
	Equity Awards	—	—	1,176,964	2,156,751
	Benefits Continuation	—	—	42,321	42,321
	Total	—	—	2,019,285	2,999,072
James C. Snyder, Jr.	Cash Severance	—	—	600,000	600,000
	Equity Awards	—	—	1,094,328	2,431,691
	Benefits Continuation	—	—	26,389	26,389
	Total	—	—	1,720,717	3,058,080
David K. Stuver	Cash Severance	—	—	600,000	600,000
	Equity Awards	—	—	1,092,610	2,426,538
	Benefits Continuation	—	—	42,321	42,321
	Total	—	—	1,734,931	3,068,859
(1) Based on the closing price of the Company’s common shares on December 31, 2019 of $35.06.
(2) Amount assumes our Compensation Committee exercises its discretion under the 2010 Plan to accelerate the vesting of unvested equity awards solely upon a change in control. Calculations based on the closing price of the Company’s common stock on December 31, 2019 of $35.06.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In accordance with our Policy on Related Party Transactions, our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our Code of Business Conduct and Ethics requires that all of our Associates and Trustees inform our Chief Legal Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Trustee and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Trustee or a related person has a direct or indirect material interest.
The following is a description of transactions since January 1, 2019 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Trustees, executive officers or holders of more than 5% of our common shares, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Transactions with The Goldman Sachs Group, Inc.
In December 2018, the Company entered into a cross-currency swap with affiliates of The Goldman Sachs Group, Inc. (“Goldman”) to hedge the changes in the cash flows of interest and principal payment on foreign-

currency denominated intercompany loans, as further described in Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. Payments under the cross-currency swap agreements did not commence until 2019. From time-to-time the Company has entered into foreign exchange spot trades with affiliates of Goldman to facilitate the movement of funds between our international subsidiaries and the U.S.
In connection with a follow-on offering of our common shares on September 13, 2019, affiliates of Goldman sold 9,083,280 common shares, and after giving effect to the sale owned approximately 9.9% of the Company’s common shares. In connection with the follow-on offering, affiliates of Goldman received an underwriting fee of approximately $5.0 million, and received a refund of approximately $0.7 million representing the underwriting discount on the gross proceeds received by the selling shareholders.
In December 2018, affiliates of Goldman sold 6,500,000 common shares of the Company, reducing their ownership to 5.6% as of December 31, 2018. In March 2019 affiliates of Goldman sold an additional 8,061,228 shares and following the transaction no longer beneficially owned 5% or more of the Company’s fully diluted outstanding common shares.
The Fortress Entity Contribution Agreement
The Fortress Entity, an investment fund affiliated with Fortress, made an investment in YF ART Holdings pursuant to that certain Contribution Agreement, dated as of February 27, 2015, by and among YF ART GP, YF ART Holdings, us, the Fortress Entity and certain affiliates of Yucaipa. Pursuant to the terms of its investment in YF ART Holdings, the Fortress Entity was entitled to receive by February 2022 (or earlier if YF ART Holdings is dissolved prior to that date) the return of its investment plus an annual preferred return thereon, as well as a to-be-determined percentage of our common shares owned by YF ART Holdings.
On March 8, 2018, in connection with the pledge by YF ART Holdings of approximately 55.0 million common shares pursuant to the margin loan agreement, the Company delivered the margin loan consent. In consideration of our agreement to enter into the margin loan consent, YF ART Holdings entered into a letter agreement with us that provided that, among other matters, YF ART Holdings would not, without our prior written consent, directly or indirectly transfer or dispose of an amount greater than approximately 27.5 million common shares, subject to certain exceptions (including as relating to the margin loan agreement and related documents), for a ninety-day period beyond the lock-up period applicable to YF ART Holdings’ common shares under the lock-up agreement it entered into with the representatives of the underwriters for our IPO. The Company also entered into an amendment of the shareholders agreement, which addressed certain matters related to the margin loan agreement and related documents.
The Company was informed by YF ART Holdings that YF ART Holdings used the proceeds from the margin loan to pay in full the outstanding preferred investment, including the preferred return thereon, of the Fortress Entity. Following such payment, the Fortress Entity ceased to be a limited partner in YF ART Holdings and no longer had any economic interest therein, and the Fortress Entity directly beneficially owned 7,235,529 common shares. As of December 31, 2018, Fortress no longer owned any common shares.
In March 2019, YF ART Holdings and its affiliates sold 38,422,583 common shares and no longer owned any common shares.
Shareholders’ Agreement and Related Agreements.
Under the terms of our shareholders’ agreement, YF ART Holdings had the right to designate two members of our Board, so long as YF ART Holdings beneficially owned 10% or more of our fully diluted outstanding shares (as such term is defined in our new shareholders’ agreement). So long as YF ART Holdings beneficially owned 5% or more (but less than 10%) of our fully diluted outstanding shares, YF ART Holdings had the right to designate one member of our Board. The GS Entities had the right to designate one member of our Board, so long as the GS Entities beneficially owned 5% or more of our fully diluted outstanding shares. Also, YF ART Holdings was entitled to appoint an observer to our Board, so long as it beneficially owned 5% or more of our fully diluted outstanding shares. We and affiliates of Yucaipa and the GS Entities also entered into a registration rights agreement in connection with the IPO, pursuant to which they were entitled to registration rights in respect of our common shares.
Effective as of March 5, 2019, none of YF ART Holdings, the GS Entities, and the Fortress Entity owned 5% or more of our common shares, and, as a result, the shareholders’ agreement and related registration rights agreement terminated in accordance with their terms. Accordingly, none of YF ART Holdings, the GS Entities and the Fortress Entity have any rights to designate any member of the Board or name an observer to the Board.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, Trustees, principal accounting officer and persons who beneficially own more than 10% of our common shares (the “Reporting Persons”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in beneficial ownership. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished to the Company by or on behalf of such persons, all of the Reporting Persons timely filed all reports required to be filed by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2019, except as noted in the following paragraphs.
Mr. Novosel made a late filing with respect to a net option exercise resulting in his acquisition of 1,872 common shares on May 10, 2019. The late filing was made on May 16, 2019.

Messrs. Harron and Rodriguez made late filings with respect to the vesting on October 1, 2019 of 5,000 and 6,000 RSUs, respectively. The late filings were made on October 9, 2019.
ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Trustees, officers and Associates of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding common shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2021 Annual Meeting. To be eligible for inclusion in our 2021 proxy statement, your proposal must be received in writing not later than December 10, 2020 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
In addition, our Bylaws permit a shareholder to propose items of business and/or nominate Trustee candidates that are not intended to be included in our proxy materials if the shareholder complies with the procedures set forth in our Bylaws. For the 2021 Annual Meeting, notice of such proposals or nominations must be delivered to our Corporate Secretary at 10 Glenlake Parkway, Suite 600, Atlanta, GA 30328, no later than December 10, 2020 and no earlier than November 10, 2020.
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Company at the address of the Company contained in the Notice of Annual Meeting that accompanies this Proxy Statement, or via telephone to James C. Snyder, Jr., Secretary of the Company, at (678) 441-1400, the Company will provide separate copies of this Proxy Statement. Shareholders sharing an address who are receiving multiple copies of this Proxy Statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all shareholders at the shared address in the future.
Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2020
This Proxy Statement, Notice of Annual Meeting of Shareholders and Proxy Card and the Company’s 2019 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

APPENDIX A — NON-GAAP MEASURES

We calculate EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of our operating performance. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDA adjusted for asset impairment charges, gain or loss on depreciable real property and other asset disposals, acquisition, litigation and other expenses, bridge loan commitment fees, share-based compensation expense, foreign currency exchange gain or loss, net, loss on partially owned entities and gain on sale of partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDA and Core EBITDA as measures of our operating performance and not as measures of liquidity. The following table reconciles EBITDA and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

2019
(In thousands)
Net income	$48,162
Adjustments:
Depreciation, depletion and amortization	163,348
Interest expense	94,408
Income tax benefit	(5,157)
EBITDA	$300,761
Adjustments:
Acquisition, litigation and other(a)	40,614
Bridge loan commitment fees	2,665
Loss from partially owned entities	111
Gain from sale of partially owned entities	(4,297)
Asset impairment	13,485
Foreign currency exchange gain, net	(10)
Share-based compensation expense	12,895
Loss on real estate and other asset disposals	904
Core EBITDA	$367,128

(a)	Refer to Note 8 of the Consolidated Financial Statements in our Annual Report on Form 10-K for further details.

ANNEX A
AMERICOLD REALTY TRUST
2020 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. PURPOSE AND SCOPE OF THE PLAN

Purpose and Scope. The purpose of the Americold Realty Trust 2020 Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to provide Associates of the Company and its Participating Subsidiaries with an opportunity to purchase Shares of the Company on a payroll or other compensation deduction basis.

The Plan includes two sub-plans: a sub-plan intended to qualify as an Employee Stock Purchase Plan, as defined below, (the “Qualified Plan”) and a sub-plan not intended to qualify as an Employee Stock Purchase Plan (the “Non-Qualified Plan”). The Company intends (but makes no representation or undertaking to maintain) the Qualified Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (an “Employee Stock Purchase Plan”). The provisions of the Qualified Plan will, with respect to the grant of Options and issuance of Shares, be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, the Plan authorizes grants of Options and issuance of Shares under the Non-Qualified Plan pursuant to rules and procedures adopted by the Committee that are not intended to qualify under Section 423 of the Code. The Non-Qualified Plan is intended to allow participation by our non-US Associates. Except as otherwise provided in the Plan or determined by the Committee, the Non-Qualified Plan will be administered in the same manner and on generally the same terms as the Qualified Plan. However, at not time will a Participating Subsidiary in an Offering under the Qualified Plan also be a Participating Subsidiary in an Offering under the Non-Qualified Plan. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or, in respect of the Qualified Plan, the requirements of an Employee Stock Purchase Plan), and the Committee will designate which Subsidiaries are to participate as Participating Subsidiaries in each separate Offering.

ARTICLE II. DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearing indicates to the contrary. The singular pronoun shall include the plural where the context so requires.

2.1    “Affiliate” shall mean the Company and any Parent or Subsidiary of the Company.

2.2    “Associate” shall mean any person who renders services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Associate” shall not include any trustee of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary in the status of an employee with the meaning of Section 3401 of the Code.

2.3    “Board” shall mean the Board of Trustees of the Company.

2.4    “Code” shall mean the Internal Revenue Code of 1986, as amended, including regulations promulgated, and guidance issued, thereunder.

2.5    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board as determined by the Board, or such individuals to which authority to administer the Plan has been delegated by the such committee or subcommitteee under Article X hereof.

2.6    “Company” shall mean Americold Realty Trust, a Maryland real estate investment trust, and any successor company.

2.7    “Compensation” of an Associate shall mean the regular straight time earnings, base salary, commissions, vacation pay, holiday pay, jury duty pay, funeral leave pay or military pay paid to the Associate from the Company or any Participating Subsidiary or any Affiliate on each Payday as compensation for the services to the Company or any Participating Subsidiary or any Affiliate before deduction for any salary deferral contributions made by the Associate to any tax-qualified or nonqualified deferred compensation plan of the Company, any Participating Subsidiary or any Affiliate, including prior week adjustments and overtime, but excluding incentive compensation, one-time bonuses (e.g. retention or sign-on bonuses), fringe benefits (including, without limitation, employer gifts), education or tuition reimbursements, imputed income arising under any Company, Participating Subsidiary or Affiliate group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units, OP Profit units or other compensatory equity awards and all contributions made by the Company, any Participating Subsidiary or Affiliate for the Associate’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholding but shall be withheld from the Associate’s net income.

2.8    “Contributions” shall mean all amounts credited to the Participant’s Payroll Deduction Account.

2.9    “Corporate Transaction” shall mean (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other transaction or event having an effect similar to the foregoing.

2.10    “Disability” shall mean, with respect to a Participant, the Participant’s becoming eligible for permanent and total disability benefits under a long-term disability plan of the Company, any Participating Subsidiary or any Affiliate.

2.11    “Effective Date” shall mean the date on which the Plan is adopted by the Company’s Board.

2.12    “Eligible Associate” shall have the meaning set forth in Section 3.1 hereof.

2.13    “Employee Stock Purchase Plan” shall have the meaning set forth in the Preamble.

2.14    “Enrollment Date” shall mean the first date of each Offering Period.

2.15    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.16    “Expiration Date” shall mean the tenth (10th) anniversary of the Effective Date.

2.17    “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:
(a) if the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by recognized securities dealers, its Fair Market Value shall be the mean of the high bid and low asked prices for a Share for such date, or if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) if the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith, and such determination shall be conclusive and binding on all persons.

2.18    “Grant Date” shall mean the first Trading Day of an Offering Period.

2.19    “Initial Offering Period” shall mean the period commencing on January 1, 2021, or such later date as determined by the Committee, and ending on June 30, 2021, or such later date as determined by the Committee.

2.20    Non-Qualified Plan” shall mean that sub-plan of the Plan pursuant to which Options and issuances of Shares that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be made.
.
2.21    “Offering” shall mean the grant to Eligible Associates of Options, with the exercise of those Options automatically occurring at the end of one or more Purchase Periods.

2.22    “Offering Date” shall mean the date selected by the Committee for an Offering to commence.

2.23    “Offering Period” shall mean (i) the Initial Offering Period and (ii) each [6-month] period commencing on each [January 1] and each [July 1] to occur during the term of the Plan following the commencement of the Initial Offering Period, unless otherwise determined by the Committee in its discretion; provided, however, no Offering Period shall have a duration exceeding 27 months.

2.24    “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.

2.25    “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain, whether now or hereafter existing; provided that in respect of the Qualified Plan, Parent shall mean a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.

2.26    “Participant” shall mean any Eligible Associate who elects to participate in the Plan.

2.27    “Participating Subsidiary” shall mean any Subsidiary, whether now or subsequently established, and designated by the Committee as eligible to participate in the Plan.

2.28    “Payday” shall mean the regular and recurring established day for payment of Compensation to an Associate of the Company or any Participating Subsidiary.

2.29    “Payroll Deduction Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant in accordance with Article V hereof.

2.30    “Plan” shall have the meaning ascribed to it in the preamble.

2.31    “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.32    “Purchase Period” shall mean, with respect to any Offering Period, unless otherwise determined by the Committee in its discretion, each approximately six (6)-month period (i) commencing on January 1 and ending on June 30 and (ii) commencing on July 1 and ending on December 31. The Purchase Period and Offering Period may, but need not, be the same period in the discretion of the Committee.

2.33    “Purchase Price” shall mean eighty-five percent (85%) of the Fair Market Value of a Share on the first Trading Day of the Offer Period or eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date, whichever is less; provided, however, that the Committee reserves the right to increase the Purchase Price in its discretion for any Offering under the Plan.

2.34    “Qualified Plan” shall mean that sub-plan of the Plan pursuant to which grants of Options and issuances of Shares designed to satisfy the requirements for an Employee Stock Purchase Plan may be made.

2.35    “Retirement” shall mean, with respect to a Participant, the Participant’s termination of employment with the Company or a Participating Subsidiary after the date when the Participant has attained age 65 or has attained age 55 and has ten full years of service with the Company, any Subsidiary or Affiliate.

2.36    “Share” shall mean a common share of beneficial interest, $0.10 par value of the Company as adjusted from time to time pursuant to Article 16 hereof.

2.37    “Subsidiary” shall mean any (a) corporation, association, or other business entity, whether now in existence or is hereafter organized or acquired by the Company or a Subsidiary, of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or one or more Subsidiaries, (b) partnership or limited liability company whether now in existence or is hereafter organized or acquired by the Company or a Subsidiary, of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries and (c) other entity not described in clauses (a) and (b) above, whether now in existence or is hereafter organized or acquired by the Company or a Subsidiary, of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial or other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries; provided that in respect of the Qualified Plan, Subsidiary shall mean any “subsidiary corporation” of the Company within the meaning of Section 423(f) of the Code, provided a limited liability company or partnership may be treated as a Subsidiary to the extent either (i) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity or (ii) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.38    “Trading Day” shall mean a day on which the principal securities exchange or the national market system on which the Shares are listed is open for trading or, if the Shares are not listed on a securities exchange or national market system, shall mean a business day, as determined by the Committee in good faith.

2.39    “Withdrawal Election” shall mean the meaning set forth in Article VIII hereof.

ARTICLE III. ELIGIBILITY

3.1    Eligible Associates. Subject to Section 3.2, below, any person who is an Associate on the Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period subject to the requirements of Article IV and, in respect of the Qualified Plan, the limitations imposed by Section 423(b) of the Code; provided that, notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Associates whose customary employment is for not more than 20 hours per week or five months per year, (ii) impose an eligibility service requirement of up to two years of employment and (iii) exclude from participation in the Plan a designated group of highly compensated employees (within the meaning of Section 414(q) of the Code) (each Associate eligible to participate in the Plan pursuant to this Article III, an “Eligible Associate”); provided, however, that an Eligible Associate who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Associate is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Qualified Plan to violate Section 423 of the Code; and, provided further, that, in respect of the Non-Qualified Plan, an Eligible Associate (or group of Eligible Associates) may be excluded from participation if the Committee has determined, in its sole discretion, that participation of such Eligible Associate(s) is not advisable or practicable for any reason.

3.2    5% Holders. Notwithstanding any other provision of the Plan, no Associate will be eligible to participate in the Plan if the Associate (or any other person whose shares would be attributed to the Associate pursuant to Section 424(d) of the Code) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary.

ARTICLE IV. PARTICIPATION

An Eligible Associate may become a Participant in the Plan by completing a deduction authorization form and any other required enrollment documents provided by the Committee or its designee and submitting such documents to the Committee or its designee in accordance with the rules established by the Committee. Participation in the Plan is entirely voluntary. The enrollment documents will set forth the amount of the Participant’s Compensation, in an amount equal to at least one percent (1%) and up to twenty percent (20%), or such other minimum and/or limit as is designated by the Committee. to be paid as Contributions pursuant to the Plan. In countries where payroll deductions are not feasible, the Committee may permit an Associate to participate in the Plan by an alternative means, such as by check.

ARTICLE V. CONTRIBUTIONS

5.1    Payroll Deductions. A Participant’s payroll deductions will begin on the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Article VIII, or ceases Contributions or reduces or increases the Participant’s percentage of authorized payroll deductions pursuant to Section 5.3.

5.2    Payroll Deduction Account. The Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

5.3    Changes to Payroll Deductions. Unless otherwise determined by the Committee, a Participant may reduce or increase the percentage of authorized payroll deductions once during each Purchase Period by delivery of a new payroll deduction authorization form to the Committee or its designee. The change will become effective as soon as administratively practicable after receipt. A Participant may cease Contributions to the Plan at any time. Unless the Participant makes a Withdrawal Election as provided in Article VIII, the funds in the Participant’s Payroll Deduction Account will not be refunded to the Participant but instead will be used to purchase Shares for the Participant on the Purchase Date.

5.4    No Interest; No Trust or Segregation. No interest or other earnings will accrue on a Participant’s Contributions to the Plan. The Company shall have no obligation to hold a Participant’s Payroll Deduction Account in a trust or any segregated account.

5.5     Automatic Re-enrollment. The payroll deduction rate selected by the Participant shall remain in effect for subsequent Offering Periods unless the Participant timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Offering Period in accordance with the rules established by the Committee.

5.6    Foreign Currency. Except as otherwise specified by the Committee, payroll deductions made with respect to Participants, if any, paid in currencies other than the U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.

ARTICLE VI. SHARE PURCHASES

6.1    Automatic Purchase. On each Purchase Date occurring during an Offering Period, subject to such Participant remaining an Eligible Associate through such Purchase Date, each Participant shall be deemed, automatically and without further action on the part of the Participant, to have elected to purchase the largest number of whole, or if determined in the Committee’s discretion, fractional Shares, that the Contributions in the Participant’s Payroll Deduction Account can purchase at the Purchase Price on the Purchase Date, subject to the limitations of Article VII. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period. Any other amounts remaining in the Participant’s Payroll Deduction Account after the Purchase Date will be returned to the Participant.

6.2    Delivery of Shares. As soon as practicable after each Purchase Date, the Committee will arrange for the delivery of the Shares purchased by the Participants on the Purchase Date. The Committee may permit or require that Shares purchased under the Plan be deposited directly with a provider designated by the Committee. The Committee may require that Shares be retained by the designated provider for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or restrict transfer of the Shares.

6.3    Notice Requirements. The Committee may require, as a condition to participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares purchased pursuant to the Plan within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

6.4    Shareholder Rights. A Participant will have no interest or voting or dividend rights in a Share until a Share has been purchased on the Participant’s behalf under the Plan and delivered pursuant to Section 6.2.

ARTICLE VII. LIMITATION ON PURCHASES

7.1    Purchase Period Limitation. Subject to the calendar year limit provided by Section 7.2, the maximum number of Shares that a Participant will have the right to purchase in any Offering Period pursuant to an Option intended to qualify under Section 423 of the Code will be 2,400 Shares.

7.2    Calendar Year Limitation. No Associate participating in the Qualified Plan shall be granted an Option to purchase Shares if such right, when combined with all other rights and options granted under all Employee Stock Purchase Plans of the Company, its Subsidiaries or any Parent, would permit the Associate to purchase Shares with a Fair Market Value (determined at the time the right or Option is granted) in excess of $25,000.00 for each calendar year in which the right or Option is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.

7.3    Refunds. As of the first Purchase Date on which this Article VII limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the Participant will receive a refund of the balance in the Participant’s Payroll Deduction Account as soon as practicable after the Purchase Period.

ARTICLE VIII. WITHDRAWAL FROM PARTICIPATION

A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account at any time before a Purchase Date by notifying the Committee or its designee of the Participant’s election to withdraw (a “Withdrawal Election”), pursuant to rules specified by the Committee. If a Participant makes a Withdrawal Election, all of the Participant’s Contributions credited to the Participant’s Payroll Deduction Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period. A Participant’s Withdrawal Election during an Offering Period will not have any effect on the Participant’s eligibility to participate in the Plan during any subsequent Offering Period.

ARTICLE IX. EMPLOYMENT TERMINATION

9.1    Termination Other Than Death, Disability or Retirement. If a Participant’s employment with the Company or a Participating Subsidiary terminates for any reason other than death, Disability or Retirement (as described in Sections 9.2 and 9.3 below) prior to a Purchase Date, the Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account.

9.2    Ineligible Associate. In the event of a Participant’s death, or the Participant ceases to be an Eligible Associate for any reason other than employment termination at any time during a Purchase Period, at the election of the Participant, or the Participant’s legal representative in the event of the Participant’s death, the Participant’s Payroll Deduction Account will be (i) distributed to the Participant, or to the Participant’s estate in the event of the Participant’s death, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.2(ii) shall apply in the event the Participant or legal representative fails to make a timely election pursuant to rules established by the Committee.

9.3    Termination Due to Disability or Retirement. If a Participant’s employment with the Company or a Participating Subsidiary terminates during a Purchase Period due to Disability or Retirement, no more than three months before the Purchase Date for the Purchase Period if the Offering is under the Qualified Plan, then, at the Participant’s election, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.3(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.

9.4    Leaves of Absence. The Committee may establish rules regarding when leaves of absence will be considered a termination of employment. Notwithstanding the foregoing, where a period of leave exceeds ninety (90) days, a Participant’s employment relationship with the Company or a Participating Subsidiary will be deemed to have terminated on the ninety-first (91st) day of such leave unless the Participant’s right to reemployment is guaranteed either by statute or contract.

ARTICLE X. PLAN ADMINISTRATION

The Plan will be administered by the Committee. The Board may from time to time fill vacancies on the Committee. Subject to the express provisions of the Plan, the Committee will have the power to:

(i)    determine how and when Options will be granted and the provisions of each Offering, which need not be identical;

(ii)    exercise discretionary authority to construe and interpret the Plan and to take any actions necessary to implement the Plan;

(iii)     to prescribe, amend, and rescind rules and regulations relating to the Plan;

(iv)    make all determinations necessary or advisable in administering the Plan;

(v)    settle all controversies regarding the Plan and Options granted thereunder;

(vi)    amend, suspend or terminate the Plan at any time as provided in Articles XIV and XV;

(vii)    exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, the Participating Subsidiaries and to carry out the intent that the Qualified Plan be treated as an Employee Stock Purchase Plan;

(viii)     adopt such rules, procedures and sub-plans under the Qualified Plan or Non-Qualified Plan relating to the operation and administration of the Plan as necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the plan by Eligible Associates who are foreign nationals or employed or located outside of the United States;

(ix)    determine from time to time whether an Associate is an Eligible Associate as of any Offering Date, including whether Eligible Associates will participate in an Offering under the Qualified Plan or the Non-Qualified Plan and which Subsidiaries will be designated from time to time in its sole discretion as Participating Subsidiaries eligible to participate in the Plan and Offerings thereunder; provided, however, that at any given time, a Participating Subsidiary in an Offering under the Qualified Plan will not be a Participating Subsidiary in an Offering under the Non-Qualified Plan; and

(x)    adopt such rules, procedures and sub-plans under the Non-Qualified Plan, which, if applicable to a Participating Subsidiary in the Qualified Plan, would not comply with the requirements of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of eligible earnings, handling and making or contributions, establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of Share issuances, any of which may vary according to applicable requirements.

All actions and determinations by the Committee in good faith shall be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary or advisable for the proper administration of the Plan. The Committee may also delegate its authority to administer to the Plan, to the extent permitted by law.

ARTICLE XI. RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and, during the Participant’s lifetime, may be exercised only by the Participant.

ARTICLE XII. RESERVED SHARES

12.1.    Reserved Shares. Subject to adjustments as provided in Article XIII, the maximum number of Shares available for purchase under the Plan on or after the Effective Date is 5,000,000 Shares.

12.2.    Incomplete Exercise. If any Option terminates without having been exercised in full, the Shares not purchased under such Option will again become available for issuance under the Plan.

12.3.    Shares Issued. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company on the open market.

ARTICLE XIII. CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving entity, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding upon all persons. If the Company is a party to a Corporate Transaction and the Company is not the surviving entity, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

ARTICLE XIV. AMENDMENT

The Committee may at any time and from time to time, amend the Plan in any respect. The shareholders of the Company, however, must approve any amendment required under Section 423 of the Code or any applicable listing requirement of any stock exchange on which the Shares are listed.

ARTICLE XV. PLAN APPROVAL AND TERMINATION

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan was adopted by the Board.

The Plan and all rights of Associates under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Article XII, or (b) at any date at the discretion of the Committee. In the event the Plan terminates under circumstances described in (a), above, reserved Shares remaining as of the Termination Date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

ARTICLE XVI. GOVERNMENT REGULATIONS

The Plan, the grant and exercise of Options, and the Company’s obligation to sell and deliver Shares upon the exercise of Options, will be subject to all applicable federal, state and foreign laws, rules regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Company shall not be under any obligation to issue Shares upon the exercise of any Option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Shares are listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state or local tax withholding requirements. Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Option may be or become subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

ARTICLE XVII. GOVERNING LAW

The Plan will be governed by the laws of the State of Delaware, without regard to that State’s choice of law rules.

AMERICOLD REALTY TRUST
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/26/2020 for shares held directly and by 11:59 P.M. ET on 05/21/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/26/2020 for shares held directly and by 11:59 P.M. ET on 05/21/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Trustees recommends you vote FOR the following:

Nominees	For	Against	Abstain
1a. Fred W. Boehler	☐	☐	☐
1b. George J. Alburger, Jr.	☐	☐	☐
1c. Kelly H. Barrett	☐	☐	☐
1d. Antonio F. Fernandez	☐	☐	☐
1e. James R. Heistand	☐	☐	☐
1f. Michelle M. MacKay	☐	☐	☐
1g. David J. Neithercut	☐	☐	☐
1h. Mark R. Patterson	☐	☐	☐
1i. Andrew P. Power	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposals:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000454743_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

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AMERICOLD REALTY TRUST
Annual Meeting of Shareholders
May 27, 2020 10:00 AM
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Marc J. Smernoff and James C. Snyder, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICOLD REALTY TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on 5/27/2020, at the the St. Regis Atlanta, 88 West Paces Ferry Road, Atlanta, GA 30305, and any adjournment or postponement thereof. While we intend to hold our Annual Meeting in person, we are closely monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns of our shareholders and restrictions or protocols that various governments or agencies may impose. Should it prove impossible or inadvisable to hold our Annual Meeting in person, we will announce alternative arrangements, which may include holding the meeting solely by means of remote communication, as promptly as practicable. Please monitor our website at www.americold.com for updated information. Regardless of how the meeting is held, we encourage you to vote your shares by proxy prior to the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees' recommendations.

0000454743_2 R1.0.1.18

Continued and to be signed on reverse side